Exhibit 2.1

EXECUTION

BUSINESS COMBINATION AGREEMENT

by and among

GOOD WORKS II ACQUISITION CORP.,

DIRECT BIOLOGICS, INC.,

DB MERGER SUB, INC.,

DB DRE LLC, and

DIRECT BIOLOGICS, LLC

Dated as of October 12, 2022

i

BUSINESS COMBINATION AGREEMENT, dated as of October 12, 2022 (this “Agreement”), by and among Good Works II Acquisition Corp., a Delaware corporation (“Good Works”), Direct Biologics, Inc., a Delaware corporation (“Company Topco”), DB Merger Sub, a Delaware corporation (“Company Merger Sub”), DRE LLC, a Delaware limited liability company (“DRE LLC”), and Direct Biologics, LLC, a Wyoming limited liability company (the “Company”). Good Works, Company Topco, Company Merger Sub, DRE LLC, and the Company shall be referred to herein from time to time collectively as the “Parties” or individually as a “Party”.

WHEREAS, the Company, prior to or concurrently with the execution and delivery of this Agreement, has entered into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have committed to purchase shares of Company Class B Units (the “Private Placements”);

WHEREAS, (i) Company Topco was formed by certain members of the Company (the “Participating Partners”) for the purpose of the Transactions (as defined herein), including to act as the publicly traded company for the Company (and its business) after the Closing, (ii) Company Topco has formed DRE LLC as a new wholly-owned subsidiary intended to be treated as an entity disregarded as separate from Company Topco for U.S. federal income tax purposes, and (iii) Company Topco has formed Company Merger Sub as a wholly owned subsidiary of Company Topco;

WHEREAS, concurrently with the Closing, (i) Company Merger Sub, shall merge with and into Good Works, with Good Works surviving the merger and becoming a wholly-owned subsidiary of Company Topco (the “Topco Merger”); (ii) DRE LLC will merge with and into the Company with the Company surviving the merger (the “Rollover Merger,” and together with the Topco Merger, the “Mergers”);

WHEREAS, immediately after the Mergers, the Participating Partners shall contribute a share of their Company Up-C Units to Company Topco, in exchange for Company Topco ordinary securities (the “Contribution”);

WHEREAS, for U.S. federal and applicable state and local income tax purposes, the parties intend that the Mergers and Contribution, taken together, shall be treated as a transaction governed by Section 351 of the Code;

WHEREAS, prior to the Closing, Company Topco shall file a certificate of incorporation in substantially the form attached hereto as Exhibit A (the “Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws in substantially the form attached hereto as Exhibit B (the “Bylaws”);

WHEREAS, the Board of Managers of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are fair to, and in the best interests of, the Company and the Company Holders (as defined herein) and has approved and adopted, among other things, this Agreement and the other Transaction Documents (as defined herein) and declared their advisability and approved the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions by the Company Holders entitled to vote thereon;

WHEREAS, the Board of Directors of Company Topco (the “Company Topco Board”) has (a) determined that the Transactions (including the Rollover Merger) are fair to, and in the best interests of, Company Topco and the equity holders of Company Topco and has approved and adopted, among other things, this Agreement and the other Transaction Documents (as defined herein) and declared their advisability and approved the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions by the equity holders of Company Topco entitled to vote thereon;

WHEREAS, the Board of Directors of Good Works (the “Good Works Board”) has (a) determined that the Transactions (including the Rollover Merger) are fair to, and in the best interests of, Good Works and its shareholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions by the shareholders of Good Works entitled to vote thereon;

WHEREAS, contemporaneously with the execution of this Agreement, each (i) Company Holder listed on Schedule B attached hereto (collectively, the “Supporting Equity Holders”) and (ii) the Sponsor, has duly executed and delivered a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Equity Holder has agreed to, among other things, support and vote in favor of this Agreement;

WHEREAS, in connection with the Closing, Good Works, certain security holders of the Company and certain shareholders of Good Works shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” or “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Fourth A&R LLCA, Registration Rights Agreement, the Transaction Support Agreements, the Written Consent, the Subscription Agreements, the Tax Receivable Agreement and all other agreements, certificates and instruments executed and delivered by Good Works, Company Topco, Company Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Available Cash” means, as of immediately prior to the Closing, an aggregate amount equal to, without duplication, (i) the amount of Available Financing Proceeds, plus (ii) the amount of net cash proceeds to Good Works resulting from any private placements of Good Works Common Stock completed by Good Works (in its sole discretion) prior to Closing, minus (iii) the sum of the Company Expenses and the Good Works Expenses.

“Available Financing Proceeds” shall equal, as of the Closing, the net cash proceeds to the Company resulting from the Subscription Agreements or any private placements of Company Equity Securities between the date of this Agreement and the Effective Time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, N.Y.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Company Topco.

“Class B Common Stock” means the non-economic Class B common stock, par value $0.0001 per share, of Company Topco.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Class A Units” means the “Class A Units” as defined in the Company LLCA.

“Company Class A-1 Units” means the “Class A-1 Units” as defined in the Company LLCA.

“Company Class B Units” means the “Class B Units” as defined in the Company LLCA.

“Company Common Units” means the “Common Units” as defined in the Company LLCA.

“Company Debt” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable on the Closing Date as a result of the prepayment thereof or the consummation of the Transactions) arising under, any obligations of the Company or any Company Subsidiary consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, or (b) indebtedness evidenced by any note, bond, debenture or other debt security.

“Company Disclosure Schedule” means the Company’s disclosure schedule delivered by the Company in connection with this Agreement.

“Company Equity Consideration” means a number equal to the quotient determined by dividing (a) the Company Equity Value by (b) $10.00.

“Company Equity Plans” means each of the Company 2019 Equity Incentive Plan and the Company 2020 Equity Incentive Plan.

“Company Equity Securities” means, collectively, the Equity Interests in the Company, including the Company Class A Units, the Company Class A-1 Units, the Company Class B Units, the Company Common Units, the Company Series Seed Units.

“Company Equity Value” means $1,025,000,000.

“Company Expenses” means, as of any determination time, the aggregate amount of reasonable and out of pocket third party fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company and its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Good Works Expenses.

“Company Holders” means each holder of Company Equity Securities.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and exclusively licensed to the Company or any Company Subsidiary.

“Company LLCA” means the Third Amended and Restated Operating Agreement of the Company dated September 29, 2022, as such may have been amended, supplemented or modified from time to time.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, including COVID-19 and any effects thereof, and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; (viii) any Effect attributable to the death or disability of any key employees; or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Good Works has requested in writing or to which it has consented in writing, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Option” means an option or compensatory warrant to purchase Company Common Units issued or granted by the Company.

“Company Organizational Documents” means the certificate of formation, limited liability company agreement and any other organizational documents of the Company, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Profit Units” means the “Compensatory Units” (as defined in the Company LLCA) intended to qualify as “profits interests” as described in Section 4.1(e) of the Company LLCA.

“Company Series Seed Units” means the “Series Seed Units” as defined in the Company LLCA.

“Company Subsidiary” means each subsidiary of the Company.

“Company Topco Warrants” means the warrants issued by Company Topco to acquire shares of Class A Common Stock.

“Company Up-C Units” means a “Unit” as defined in the Third Amended and Restated Limited Liability Company Agreement of the Company.

“Company Warrants” means a “Company Warrant” as defined in the Company LLCA.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or the Company Subsidiaries that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiary that is bound by any confidentiality agreements or other confidentiality restriction or obligation.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.

“DLLCA” means the Delaware Limited Liability Company Act.

“Earnout Consideration” means with (i) respect to Triggering Event I, an amount equal to 5,000,000 shares (with an aggregate value of $50,000,000) in the aggregate, consisting of (A) shares of Class A Common Stock, and (B) Company Up-C Units (and a corresponding number of shares of Class B Common Stock) and (ii) with respect to Triggering Event II, an amount equal to 35,000,000 shares (with an aggregate value of $350,000,000) in the aggregate, consisting of (A) shares of Class A Common Stock, and (B) Company Up-C Units (and a corresponding number of shares of Class B Common Stock); each as set forth on the Allocation Schedule and identified as Earnout Consideration

“Earnout Period” means (i) with respect to Triggering Event I, from the Effective Time until December 31, 2023 and (ii) with respect to Triggering Event II, from the Effective Time until December 31, 2024.

“Employee Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA and (b) nonqualified deferred compensation plan, bonus, stock option, stock purchase, restricted stock, other equity or equity-based compensation arrangement, performance award, incentive, compensation, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, redundancy, retention, change in control, employment, consulting, fringe benefit, tuition reimbursement, sick pay and vacation plans or arrangements or other employee benefit plan, program, policy, agreement, program, practice, understanding or arrangement which is not described in the clause (a) of this definition, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Clean Air Act, 42 U.S.C. § 740l-7671q, the Hazardous Materials Transportation Act, 42 U.S.C. §1801 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., all as amended, and the regulations promulgated pursuant there.

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Fourth A&R LLCA” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means the United States generally accepted accounting principles

“Good Works Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation dated July 8, 2021, as may be amended, restated or otherwise modified from time to time.

“Good Works Common Stock” means Good Work’s Common Stock, par value $0.0001 per share, as described in the Good Works Certificate of Incorporation.

“Good Works Disclosure Schedule” means Good Works’ disclosure schedule delivered by Good Works in connection with this Agreement.

“Good Works Expenses” means, as of any determination time, the aggregate amount of reasonable and out of pocket third party fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Good Works in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Good Works, (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Good Works pursuant to this Agreement or any other Transaction Document and (c) the repayment of any outstanding Sponsor loans incurred in the ordinary course and in furtherance of the Transactions. Notwithstanding the foregoing or anything to the contrary herein, Good Works Expenses shall not include any Company Expenses.

“Good Works Founder Shares” means Good Works Common Stock purchased by Good Works’ initial stockholders, including the Sponsor and certain other anchor investors, in private placements prior to Good Works initial public offering.

“Good Works Material Adverse Effect” means any Effect that (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Good Works, or (b) would prevent, materially delay or materially impede the performance by Good Works of its respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Good Works Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Good Works operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Good Works as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the Transactions), or (c) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Good Works is materially disproportionately affected thereby as compared with other “SPACs” operating in the industry in which Good Works operates.

“Good Works Organizational Documents” means (a) prior to the Closing, the Good Works Certificate of Incorporation, the bylaws of Good Works and the Trust Agreement, and (b) after the Closing the Good Works Certificate of Incorporation and the bylaws of Good Works, in each case as amended, modified or supplemented from time to time.

“Good Works Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of Good Works of the Redemption Rights.

“Good Works Warrant Agreement” means that certain warrant agreement dated July 9, 2021 by and between Good Works and Continental Stock Transfer & Trust Company.

“Good Works Warrants” means whole warrants to purchase shares of Good Works Common Stock as contemplated under the Good Works Warrant Agreement, with each whole warrant exercisable for one share of Good Works Common Stock at an exercise price of $11.50 per share.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Healthcare Laws” means all Laws relating to relating to patient care or human health and safety, including, as amended from time to time, any such Law pertaining to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, transfer, storing, distribution, importation, exportation, use, handling, quality, approval, packaging, labeling, marketing, pricing, third party reimbursement, promotion or sale of biological products or product candidates, including (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et. seq.) and the United States Public Health Service Act (42 U.S.C. § 201 et seq.); (ii) all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. §§ 1320a-7, 1320a-7a, and 1320a-7b), and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Authority, the 21st Century Cures Act (Pub. L. 114-255), and Section 543 of the United States Public Health Service Act; (iii) the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d - d-8), the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17935), and any other state or federal Law the purpose of which is to protect the privacy and security of individually-identifiable patient information; (iv) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; (v) TRICARE (10 U.S.C. Section 1071 et seq.); (vi) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar state or foreign Laws related the reporting of manufacturer payments or transfers of value to health care professionals; and (vii) the Prescription Drug Marketing Act of 1987, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents; and any other requirements of Law relating to the Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Returns” means any Internal Revenue Service Form 1065 (and any similar form for U.S. state and local tax purposes due in a jurisdiction that follows the U.S. federal income tax treatment).

“Intellectual Property” means (a) all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof and any other applications and patents worldwide claiming priority to any of the foregoing, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and any data and database rights, including rights to use any Personal Information, (e) Internet domain names and social media accounts, (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description, (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Good Works, the actual knowledge of Cary Grossman, after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Open Source Software” means any Software in source code form that is licensed pursuant to (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (c) any Reciprocal License.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (g) Liens identified in the Financial Statements, and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, in each case to the extent the same do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (and in all events excluding monetary liens).

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, (c) any other, similar information or data regulated by Privacy/Data Security Laws, and (d) any information that is covered by PCI DSS.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Tax Proceeding” means any Tax Proceeding relating to income Taxes for a Pre-Closing Tax Period.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Products” means any products, product candidates or services, researched, developed, manufactured, out-licensed, sold, distributed or otherwise made available, as applicable, by or on behalf of the Company or any Company Subsidiary as of the Effective Date.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Good Works Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or is subject to or reasonably contemplated to be subject to an application for registration), including domain names.

“Regulatory Permits” means all Company Permits that are required by applicable Healthcare Laws and that are required and granted by FDA or any comparable Governmental Authority, including investigational new drug applications, establishment registration and tissue listings, manufacturing approvals and authorizations, ethical reviews, and their national or foreign equivalents.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, workers, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Good Works Shareholder Approval” means the approval of the Topco Merger, this Agreement and the Transactions contemplated thereby and by each of the other Transaction Documents by the affirmative vote of the holders of the requisite number of Good Works Common Stock, whether in person or by proxy, at a duly convened meeting of the Good Works shareholders.

“Requisite Company Approval” means the affirmative vote of the requisite Company Holders required to approve and adopt the Agreement, the Allocation Schedule and Transaction Documents and consummate the Transactions (including the Rollover Merger) in accordance with the Wyoming Limited Liability Company Act (the “Wyoming Act”), the Delaware General Corporation Law (the “DGCL”) and the Company Organizational Documents, as applicable.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“Sponsor” means I-B Good Works 2, LLC, a Delaware limited liability company.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Straddle Period Tax Proceeding” means any Tax Proceeding relating to income Taxes for a Straddle Period.

“subsidiary” or “subsidiaries” of the Company, Good Works or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case, imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Proceeding” means any audit, examination, claim or similar proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Good Works, Company Topco, Company Merger Sub, DRE LLC or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers and the Contribution.

“Transfer Taxes” means state and local transfer, sales, use, stamp, registration or other similar Taxes.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event I” means of achievement of a primary efficacy endpoint of 60-day all-cause mortality in either the full study population of hospitalized severe or critical COVID-19 patients or in the subset of patients with moderate-to-severe acute respiratory distress syndrome, including for avoidance of doubt, a determination by the data safety monitoring board that the study may be stopped early at the interim analysis if the null hypothesis is rejected for the primary efficacy endpoint for both such study populations, as described in protocol DB-EF-PHASEIII-0001 for the clinical trial titled “Bone Marrow Mesenchymal Stem Cell Derived Extracellular Vesicles for Hospitalized Patients with Severe or Critical COVID-19, Including Those with Moderate-to-Severe ARDS: A Phase III Clinical Trial” (the “EXTINGuish COVID-19” trial).

“Triggering Event II” means with respect to ExoFlo, the receipt of either (1) approval by the FDA of a biologics license application pursuant to Section 351(a) of the Public Health Service Act (42 U.S.C. § 262(a))(“BLA Approval”) or (2) an emergency use authorization pursuant to Section 564 of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 360bbb-3). For the avoidance of doubt, BLA Approval shall include accelerated approval as described in 21 C.F.R. Part 601, Subpart E.

“Triggering Events” means Triggering Event I and Triggering Event II, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Good Works in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 4.09
Agreement	Preamble
Allocation Schedule	§ 3.01(a)
Alternative Transaction	§ 8.04
Antitrust Laws	§ 8.11(a)
Blue Sky Laws	§ 4.05(b)
Bylaws	Recitals
Certificate of Incorporation	Recitals
Certificate of Merger	§ 2.03(a)
Claims	§ 7.03
Closing	§ 2.03
Closing Date	§ 2.03
Closing Filing	§ 8.09
Closing Press Release	§ 8.09
Company	Preamble
Company Board	Recitals
Company Merger Sub	Preamble
Company Permits	§ 4.06
Company Prepared Returns	§ 9.13(a)
Company Topco Board	Recitals
Company Topco Prepared Returns	§ 9.13(b)
Company Topco Equity Plan	§ 8.05(b)
Confidentiality Agreement	§ 8.03(b)
Continuing Employees	§ 8.05(a)
Contracting Parties	§ 11.11
Data Security Requirements	§ 4.13(n)
Delivered Financial Statements	§ 8.15
DGCL	Recitals
DLLCA	Recitals
Effect	Definition of Company Material Adverse Effect
Effective Times	§ 2.03(b)
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
Exchange Act	§ 4.05(b)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Financial Statements	§ 4.07(a)
Good Works	Preamble

Defined Term	Location of Definition
Good Works Board	Recitals
Good Works Certificate of Incorporation	Recitals
Good Works Preferred Shares	§ 6.03(a)
Good Works Proposals	§ 8.02(a)
Good Works SEC Reports	§ 6.07(a)
Good Works Shareholders’ Meeting	§ 8.02(a)
Good Works Tail Policy	§ 8.06(c)
Maximum Premium	§ 8.06(b)
Merger	Recitals
Nonparty Affiliates	§ 11.11
Outside Date	§ 10.01(b)
Parties	Preamble
Plans	§ 4.10(a)
PPACA	§ 4.10(f)
Private Placements	Recitals
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	§ 8.01(a)
Remaining Trust Account Fund	§ 8.12
Remedies Exceptions	§ 4.04
Rollover Effective Time	§ 2.03(b)
Rollover Option	§ 3.01(d)(iv)
Securities Act	§ 4.05(b)
Signing Filing	§ 8.09
Signing Press Release	§ 8.09
Subscription Agreements	Recitals
Supporting Equity Holders	Recitals
Tax Receivable Agreement	§ 9.03(i)
Terminating Company Breach	§ 10.01(e)
Terminating Good Works Breach	§ 10.01(f)
Topco Effective Time	§ 2.03(a)
Transaction Support Agreements	Recitals
Trust Account	§ 6.12
Trust Agreement	§ 6.12
Trust Fund	§ 6.12
Trustee	§ 6.12
Written Consent	§ 8.14(a)
Written Consent Deadline	§ 8.14(a)
Wyoming Act	Recitals

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including without limitation,” (vii) the word “or” shall be disjunctive but not necessarily exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law; (x) words importing the singular shall also include the plural, and vice versa; (xi) references to “$” or “dollar” or “US$” shall be references to United States dollars; the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (xii) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (xiii) all references to any contract or agreement are to that contract or agreement as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II.

CLOSING; REORGANIZATION; AGREEMENT AND PLANS OF MERGER

Section 2.01 Closing Transactions. In connection with the Closing, on the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:

(a) Good Works shall pay or cause to be paid any payments required to be made by Good Works in connection with the exercise of the Redemption Rights;

(b) the Topco Merger shall be consummated;

(c) the Rollover Merger shall be consummated;

(d) the Contribution shall be consummated;

(e) the Good Works Contribution shall be consummated.

Section 2.02 Closing. The closing of the Transactions (the “Closing”) shall take place electronically by exchange of the closing deliverables and release of signatures on the third (3rd) Business Day, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) or such other place, date and/or time as Good Works and the Company may agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03 The Mergers; Contribution.

(a) Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the DGCL, at the Topco Effective Time (as defined below), Company Merger Sub shall be merged with and into Good Works. As a result of the Topco Merger, the separate corporate existence of Company Merger Sub shall cease and Good Works shall continue as the surviving corporation of the Topco Merger and wholly-owned subsidiary of Company Topco. Upon the Effective Time, the parties hereto shall cause the Topco Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Topco Effective Time”).

(b) Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the DLLCA and the Wyoming Act, at the Rollover Effective Time (as defined below), and after the Topco Merger, DRE LLC shall be merged with and into the Company. As a result of the Rollover Merger, the separate limited liability existence of DRE LLC shall cease and the Company shall continue as the surviving limited liability company of the Rollover Merger. Upon the Rollover Effective Time, the parties hereto shall cause the Rollover Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Wyoming, in such form as is required by, and executed in accordance with, the relevant provisions of the Wyoming Act, simultaneously filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA and mutually agreed by the parties (the date and time of the filing of such certificate of merger (or such later time as may be agreed by each of the parties hereto and specified in such certificate of merger) being the “Rollover Effective Time” and with the Topco Effective Time the “Effective Times”).

(c) Immediately following the Mergers, the Participating Partners shall contribute certain amounts of Company Up-C Units received in the Rollover Merger to Company Topco in exchange for shares of Class A Common Stock in the Contribution.

(d) Immediately following the Mergers and Contribution, Good Works shall contribute to the Company as a capital contribution in exchange for Company Up-C Units the Remaining Trust Account Funds, less any amounts used to pay the Company’s and Good Works’ unpaid transaction expenses as provided in Section 8.12 (the “Good Works Contribution”).

Section 2.04 Effect of the Mergers. At the Effective Times, as applicable, the effect of the Mergers shall be as provided in the applicable provisions of the DGCL, the DLLCA, and the Wyoming Act, as applicable, and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Times, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Good Works shall vest in Company Topco, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Good Works shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Company Topco.

Article III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01 Conversion of Securities; Allocation of Company Equity Consideration.

(a) On the date hereof, the Company has delivered to Good Works a schedule (as may be updated pursuant to Section 3.01(b), the “Allocation Schedule”), allocating the Company Equity Consideration in the amount and among the Company Holders, including setting forth:

(i) the number of the Company Equity Securities held by such holder, which shall be separated by class;

(ii) the number of shares of Class A Common Stock each Company Holder is to receive, if any;

(iii) the number of Company Up-C Units and corresponding number of shares of Class B Common Stock each Company Holder is to receive, if any; and

(iv) the number of (A) shares of Class A Common Stock or (B) Company Up-C Units and corresponding number of shares of Class B Common stock, in each case a Company Holder is to receive as Earnout Consideration, if any;

(b) Prior to the Closing Date (but no later than the fifth (5th) Business Day prior thereto), the Company shall be entitled to amend the Allocation Schedule. On the third (3rd) Business Day prior to the Closing Date, the Company shall deliver to Good Works a certification, duly executed by an authorized officer of the Company, certifying that (i) the information set forth in the Allocation Schedule (as amended, if applicable) is true and correct in all respects and compliant in all respects with the Company Organizational Documents and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 3.01(d). The Company will review any comments to the Allocation Schedule provided by Good Works and consider such comments in good faith.

(c) At the Effective Time, by virtue of the Topco Merger and without any action on the part of Good Works, the Company Merger Sub or Company Topco or the holders of any of the following securities, the holders of (i) the Good Works Common Stock shall have their Good Works Common Stock cancelled and converted, on a one for one basis, for shares of Class A Common Stock, and (ii) the Good Works Warrants shall have their warrants converted, on a one for one basis, for Company Topco Warrants.

(d) At the Rollover Effective Time, by virtue of the Rollover Merger and without any action on the part of the Company, Company Topco, the Company Holders or DRE LLC:

(i) Except as otherwise set forth in this Section 3.01(d), each Company Equity Security shall be cancelled and converted into the right to receive (A) the number of shares of Class A Common Stock and (B) the number of shares of Class A Common Stock issued as Earnout Consideration, in each case as set forth on the Allocation Schedule;

(ii) Each Company Equity Security held by a Participating Partner shall be cancelled and converted into the right to receive (A) the number of Company Up-C Units and corresponding number of shares of Class B Common Stock and (B) the number of Company Up-C Units and corresponding number of shares of Class B Common Stock issued as Earnout Consideration, in each case as set forth on the Allocation Schedule;

(iii) Each Company Profits Unit shall be cancelled and converted into the right to receive (A) the number of Company Up-C Units and corresponding number of shares of Class B Common Stock and (B) the number of Company Up-C Units and corresponding number of shares of Class B Common Stock issued as Earnout Consideration, in each case as set forth on the Allocation Schedule;

(iv) Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase Class A Common Stock (each, a “Rollover Option”) which shall (i) be exercisable for, and represent the right to purchase, a number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of Company Common Units subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) Exchange Ratio set forth on the Allocation Schedule; (ii) have an exercise price per share of Class A Common Stock equal to the product (rounded up to the nearest whole cent) of (A) the corresponding exercise price per Company Common Unit applicable to the corresponding Company Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio set forth on the Allocation Schedule; and (iii) be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or the Ancillary Agreements or such other immaterial administrative or ministerial changes as the Company Topco Board (or the compensation committee of the Company Topco Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code.

(v) In the case of any Company Equity Security that is subject to any vesting, expiration and forfeiture conditions, the applicable consideration received by the holder of such Company Equity Security pursuant to Section 3.01(d) shall subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Equity Security immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or the Ancillary Documents or such other immaterial administrative or ministerial changes as the Board of Directors of Company Topco (or the compensation committee of the Board of Directors of Company Topco) may determine in good faith are appropriate.

(e) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company LLCA (including any amendments or modifications thereto or the delivery of any notices or the procurement of any required consents thereunder) to give effect to the provisions of this Section 3.01, including the allocation of consideration contemplated by the Allocation Schedule.

(f) The Company Equity Plans shall be assumed by Company Topco, except that (i) all references to the Board of Managers of the Company shall now refer to Company Topco Board (or the compensation committee of the Company Topco Board), (ii) all references to the Company and Company Common Units shall now refer to Company Topco and Class A Common Stock, respectively and (iii) the Company Topco Board (or the compensation committee of the Company Topco Board) shall be permitted to make such other immaterial administrative or ministerial changes as the Company Topco Board (or the compensation committee of the Company Topco Board) may determine in good faith are appropriate to effectuate the administration of Rollover Options.

(g) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company LLCA and the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise (including any amendments or modifications thereto or the delivery of any notices or the procurement of any required consents thereunder) to give effect to the provisions of this Section 3.01, including the allocation of consideration contemplated by the Allocation Schedule.

(h) Notwithstanding the foregoing or anything to the contrary herein, in the event of a conflict or discrepancy between this Section 3.01 of this Agreement and the Allocation Schedule, the Allocation Schedule shall govern the distribution of the Company Equity Consideration in all respects.

Section 3.02 Exchange of Certificates.

(a) Exchange Agent. On or prior to the Closing Date, Company Topco shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the Company and is reasonably satisfactory to Good Works (the “Exchange Agent”), for the (i) benefit of the Company Holders for exchange in accordance with this Article III, the number of shares of Company Topco equity securities, together with any dividends or distributions with respect thereto pursuant to Section 3.01(a) and (ii) benefit of the holders of Good Works equity securities for exchange in accordance with this Article III, the number of shares of Company Topco equity securities, together with any dividends or distributions with respect thereto pursuant to Section 3.01(c) (collectively, being hereinafter referred to as the “Exchange Fund”). Company Topco shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the applicable consideration out of the Exchange Fund in accordance with this Agreement.

(b) Exchange Procedures.

(i) As promptly as practicable after the date hereof, Company Topco shall use its reasonable best efforts to cause the Exchange Agent to mail to each Company Holder and each holder of Good Works securities entitled to receive the consideration set forth in this Agreement a letter of transmittal, which shall be in a form reasonably acceptable to Good Works and the Company (the “Letter of Transmittal”) and shall specify instructions for use in effecting the surrender of the applicable Company Equity Securities (whether or not certificated). Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Company Equity Securities or Good Works securities, as applicable, held by the holder thereof for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder thereof shall be entitled to receive in exchange therefore, and Company Topco shall cause the Exchange Agent to deliver in accordance with the provisions of Section 3.01, the consideration contemplated by this Agreement, and such Company Equity Securities or Good Works securities, as applicable, so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, the Company Equity Securities and Good Works securities, as applicable, shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c) No Further Rights. The consideration payable upon conversion of the Company Equity Securities and/or the Good Works securities, as applicable, in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Equity Securities and/or the Good Works securities, as applicable. From and after the Effective Time, the holders of Company Equity Securities and the Good Works securities outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except as otherwise provided in this Agreement or by Law.

(d) Adjustments. The equity consideration set forth in this Agreement shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Good Works Common Stock or the Good Works securities, as applicable occurring on or after the date hereof and prior to the Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed for one (1) year after the Effective Time shall be delivered to Company Topco, upon demand, and any holders of Company Equity Securities and/or the Good Works securities, as applicable, who have not theretofore complied with this Section 3.02 shall thereafter look only to Company Topco for the applicable consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Equity Securities or Good Works securities as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Company Topco free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, Good Works, the Company, or Company Topco shall be liable to any holder of Company Equity Securities or Good Works securities for any shares of Class A Common Stock or Class B Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(g) Fractional Shares. No certificates or scrip or shares representing fractional shares of Company Topco shall be issued upon the exchange of Company Equity Securities and/or Good Works securities and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Company Topco or a holder of shares of Company Topco. In lieu of any fractional share of Company Topco to which any Company Holder or holder of Good Works securities would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Company Topco, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(h) Capitalization. Prior to the Closing, the Company shall prepare and provide to Good Works an illustrative calculation of the capitalization of Company Topco immediately following the consummation of the Transactions.

Section 3.03 Earnout.

(a) Following the Closing, and as additional consideration for the Transactions and as an incentive to generate future growth of the Company, the Earnout Consideration shall become subject to potential forfeiture if the Triggering Events do not occur within their respective Earnout Periods with the applicable portion of such Earnout Consideration no longer being subject to forfeiture upon the occurrence of the applicable Triggering Event. Certificates or book entries representing the Earnout Consideration shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent for such Earnout Consideration will be given appropriate stop transfer orders with respect to the Earnout Consideration until the occurrence of the applicable Triggering Event; provided, however, that upon the Triggering Event in accordance with the terms herein, the parties shall promptly cause the removal of such legend, as applicable, with respect to the applicable Earnout Consideration and direct such transfer agent that such stop transfer orders are no longer applicable.

(b) The Earnout Consideration shall no longer be subject to forfeiture upon the occurrence of each Triggering Event, as applicable. For the avoidance of doubt, the shares comprising the Earnout Consideration and subject to forfeiture pursuant to Section 3.03(a) shall equal 40,000,000 shares of Company Topco in the aggregate, as set forth in the Allocation Schedule.

(c) If the Company or its affiliates achieves Triggering Event within the Earnout Period applicable to Triggering Event I, and Triggering Event I has not been achieved previously, then Triggering Event I shall be deemed to be achieved at the same time and the corresponding Earnout Consideration for Triggering Event I shall no longer be subject to forfeiture at the same time as the Earnout Consideration for Triggering Event II is no longer subject to forfeiture.

(d) If, during the Earnout Period, there is a Change of Control, both Triggering Events shall be deemed to have occurred and all of the Earnout Consideration shall no longer be subject to forfeiture. For purposes of this Agreement, “Change of Control” means any transaction or series of transactions (i) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons, has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Company Topco or any of its subsidiaries, (ii) constituting a merger, consolidation, reorganization or other business combination, however effected, following which, the voting securities of Company Topco or any of its subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (iii) the result of which is a sale of all or substantially all of the assets of Company Topco to any person.

Section 3.04 Withholding. Notwithstanding anything in this Agreement to the contrary, each of Good Works, Company Topco, the Company and the Exchange Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable or issuable pursuant to this Agreement Taxes required to be deducted or withheld under applicable Law; provided, that other than Tax withholding (i) with respect to any payments in the nature of compensation, or (ii) attributable to the failure of any person to provide the documents described in Section 9.04(a), Company Topco will, prior to any deduction or withholding, (A) use commercially reasonable efforts to notify the person in respect of which such deduction or withholding is proposed to be made of any anticipated withholding, and (B) reasonably cooperate with such person to minimize or eliminate the amount of any such applicable withholding to the extent permissible under applicable Law. To the extent that Taxes are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued to the person in respect of which such deduction and withholding was made.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Good Works as of the date hereof and as of the Closing Date as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a limited liability company or other organization duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

Section 4.02 Organizational Documents. The Company has prior to the date of this Agreement made available to Good Works in the Virtual Data Room a complete and correct copy of the Company Organizational Documents and the organizational documents of each Company Subsidiary, each as amended to date. Such organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the material provisions of its organizational documents.

Section 4.03 Capitalization.

(a) Section 4.03(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Equity Interests issued or outstanding in the Company, and there are no Equity Interests issued or outstanding in the Company except as set forth thereon. All such Equity Interests are held by the holders thereof free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company Organizational Documents. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. All such Equity Interests are validly issued, fully paid and non-assessable have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. The Company does not directly or indirectly own, and has never owned, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any other corporation, partnership, joint venture or business association or other entity.

(c) Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Equity Securities or any other Equity Interests of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Equity Securities or any of the Equity Interests or other securities of the Company. The Company does not own any Equity Interests in any person.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) Section 4.03(e) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding unexercised Company Option: (i) the name of the Company Option holder; (ii) the Company Equity Plan (if any) pursuant to which such Company Option was granted; (iii) the number of Company Common Units subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the number of Company Common Units subject to the Company Option that are vested and exercisable; and (vii) the date on which the Company Option expires. The Company has made available to Good Works in the Virtual Data Room accurate and complete copies of each Company Equity Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all award agreements evidencing such Company Options and specifying the vesting schedule for such Company Options.

(f) Section 4.03(f) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding Equity Interest granted under a Company Equity Plan (other than the Equity Interests set forth in Section 4.03(e) and 4.03(f) of the Company Disclosure Schedule): (i) the name of the Equity Interest holder; (ii) the Company Equity Plan pursuant to which such Equity Interest was granted; (iii) the number of Company Common Units subject to such Equity Interest; (iv) the exercise price or hurdle price of such Equity Interest (if applicable); (v) the date on which such Equity Interest was granted; (vi) the number of Company Common Units subject to the Equity Interest that are vested; (vii) the vesting schedule for such Equity Interest, and (vii) the date on which the Equity Interest expires. The Company has made available to Good Works in the Virtual Data Room accurate and complete copies of each Company Equity Plan pursuant to which the Company has granted Equity Interests that are currently outstanding and the form of all award agreements

Section 4.04 Authority Relative to this Agreement. The Company has all necessary organizational power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party thereto, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Company Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary organizational action, and no other proceedings on the part of the Company, are necessary to authorize this Agreement or to consummate the Transactions. The Supporting Equity Holders comprise the necessary number of the Company Holders to constitute Requisite Company Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other Party to this Agreement, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DLLCA and the Wyoming Act, and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b), and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(b) of the Company Disclosure Schedule, including the Written Consent have been made, obtained or given, the performance of this Agreement by the Company, will not (i) conflict with or violate the Company Organizational Documents or the organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of consent, notice, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which their respective assets are bound, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences, which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DLLCA and the Wyoming Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. Except as set forth in Section 4.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Except as set forth in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 Financial Statements.

(a) The Company has made available to Good Works in the Virtual Data Room true and complete copies of the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 and December 31, 2021 (the balance sheet as of December 31, 2021, the “Balance Sheet Date”), and the related consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Financial Statements (including the notes thereto) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) Except as and to the extent set forth on the Balance Sheet Date, the Company does not have any other liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Balance Sheet Date (and in any event do not relate to breach of contract, tort or noncompliance with Law) or (ii) such other liabilities and obligations which are not, individually or in the aggregate, expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 4.07(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not have any Company Debt.

(d) Since January 1, 2019, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 4.08 Absence of Certain Changes or Events. Since January 1, 2019, and on and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

Section 4.09 Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except for any such order, writ, judgement, injunction, decree, determination or award that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a)(i) of the Company Disclosure Schedule includes a true and correct list of, as of the date of this Agreement, all material Plans, including all forms of offer letter and agreement pursuant to which all individuals who are employed or engaged as employees, workers, or independent contractors by the Company or any Company Subsidiary and no such individual is employed or engaged on terms that differ to a material extent from such forms of offer letter or agreement. Section 4.10(a)(i) of the Company Disclosure Schedule sets forth a true and correct list of any employment or similar agreement with any senior executive of the Company. For purposes of this Agreement, “Plans” shall mean all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, worker, consultant and/or other service provider, or under which the Company or any Company Subsidiary or ERISA Affiliate has or could reasonably be expected to incur any Liability (contingent or otherwise).

(b) With respect to each Plan, the Company has made available to Good Works, as applicable (i) a true and complete copy of the current plan document and all amendments thereto (or summary of the Plan if unwritten) and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof) or other most recent annual or other reports filed with any Governmental Authority and all schedules thereto, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Plan is, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code or other funding arrangement for the provision of welfare benefits. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to the Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

(d) Except as set forth on Section 4.10(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, redundancy, termination or similar benefits to any person as a result of the execution of this Agreement, or the consummation of the Transactions (either alone or combination with any other event), nor will any such events accelerate the time of payment, funding or vesting, or increase the amount, of any benefit or other compensation due to any individual. Neither the execution of this Agreement, nor the consummation of the Transactions (either alone or combination with any other event), will (i) result in imposition of the tax imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered, or (ii) result in a Tax gross-up or similar payment to any individual for any Tax or interest that may be due under any Section of the Code.

(e) None of the Plans provide, nor does the Company or any Company Subsidiary have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law (and at the sole cost of such former employee, officer, director or consultant).

(f) Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA, the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would adversely affect the qualified status of any such Plans or the exempt status of any such trust.

(h) There has not been, nor is there reasonably expected to be, any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any “reportable event” (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. To the knowledge of the Company, there have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent required by, and in accordance with, GAAP, except as would not result in material liability to the Company or any Company Subsidiary.

(j) Each Plan that could be a “nonqualified deferred compensation” arrangement under Section 409A of the Code has been administered and operated in material compliance with the provisions of Section 409A of the Code and the Treasury Regulations promulgated thereunder. No service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A or 4999 of the Code.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position and location of employment; (iii) hire date; (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and (for U.S. employees) status as exempt or non-exempt under the Fair Labor Standards Act; (v) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible; and (vi) for those employees outside of the United States, the period of required notice, if any, prior to termination of their employment if such notice period is longer than the statutory minimum under applicable local Laws.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, as of the date of this Agreement, no employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. As of the date of this Agreement and during the two year period immediately prior to such date, there are no and were no strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. As of the date of this Agreement and during the two year period immediately prior to such date, there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union or labor organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, workers or independent contractors, except for any such Actions that would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been since January 1, 2019, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, redundancies, mass layoffs and plant closings, information and consultation, furloughs, immigration, meal and rest breaks, working time, pay equity, workers’ compensation, family and medical leave and all other employee leave, holiday pay, recordkeeping, classification of employees, workers and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. Each employee of the Company and each Company Subsidiary and any worker and other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 4.12 Real Property; Title to Assets.

(a) The Company does not own, and has never owned, any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address (and, if applicable, the suite numbers(s)) of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of each other party thereto and the date of each Lease in connection therewith, and each amendment thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Good Works in the Virtual Data Room. Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the applicable Company or Company Subsidiaries specified as the tenant in the applicable Lease Document the right to use or occupy all or any portion of the Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, and (iii) there are no material disputes with respect to any Lease Documents.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property for the purposes for which it is currently being, or is intended to be, used, except as would not reasonably be expected to have a Company Material Adverse Effect. The Leased Real Property, and the improvements thereon, are in compliance in all material respects with all applicable laws, in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions other than those that would not have reasonably be expected to have a Company Material Adverse Effect. In the past three years, there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company or any Company Subsidiary currently conducted on the Leased Real Property and neither the Company nor any Company Subsidiary has experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company and the Company Subsidiaries consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted.

(e) The assets owned by the Company and the Company Subsidiaries (including without limitation the Leased Real Property) are all of the assets used by the Company and the Company Subsidiaries with respect to the business of the Company and the Company Subsidiaries as conducted in the ordinary course of business, and such assets comprise all of the assets and rights necessary for the ownership and operation of the assets of the Company and the Company Subsidiaries and to carry out the business of the Company and the Company Subsidiaries substantially in the same manner as of the date of this Agreement.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all (A) currently issued, registered, or pending Registered Intellectual Property that are owned or purported to be owned by the Company and/or any of the Company Subsidiaries (“Company-Owned Registered Intellectual Property”), and (B) Company-Licensed IP that is licensed to the Company or any of the Company Subsidiaries (which, with respect to patents, are hereinafter the “Licensed Patents”), specifying as to each such item, as applicable, (w) the record owner of such item, (x) the jurisdictions in which such item has been issued, registered or filed, (y) the issuance, registration or application date, as applicable, for such item, and (z) the issuance, registration or application number, as applicable, for such item.

(b) All fees and filings necessary as of the date of this Agreement to obtain or maintain any application or registration, issuance or grant of any Company-Owned Registered Intellectual Property and, to the Company’s knowledge, Company-Licensed IP, have been timely submitted to the relevant intellectual property office or Governmental Authority and Internet domain name registrars or social media platforms, as applicable. No item of the Company-Owned Registered Intellectual Property or, to the Company’s knowledge, Company-Licensed IP has been unintentionally cancelled. As of the date of this Agreement, the Company-Owned Registered Intellectual Property and, to the Company’s knowledge, Company-Licensed IP are not the subject of any pending Proceedings, including litigation, interference, re-examination, inter parties review, reissue, opposition, nullity or cancellation proceedings, or any other similar challenges worldwide, and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) Except as set forth in Section 4.13(c) of the Company Disclosure Schedules, the Company and/or the Company Subsidiaries exclusively own all right, title and interest in and to all Company-Owned IP, free and clear of all Liens (other than Permitted Liens) and hold all right, title and interest in and to all of the Company’s or the applicable Company Subsidiary’s rights under all Company-Licensed IP free and clear of any Lien (other than Permitted Liens). For all patents included in the Company-Owned IP, each inventor listed on the patent has assigned his or her rights to the Company or the relevant Company Subsidiary.

(d) To the knowledge of the Company, the Company-Owned IP and the Company-Licensed IP constitutes all of the Intellectual Property rights that are used in, held for use, or necessary to enable the Company and its Subsidiaries to conduct the Company’s and Company Subsidiaries’ business as currently conducted or as contemplated to be conducted as of the date hereof. All Company-Owned IP and Company-Licensed IP is subsisting, and, to the knowledge of the Company, valid, and enforceable. .

(e) Except as set forth on Section 4.13(e) of the Company Disclosure Schedule, all Persons who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company-Owned IP have assigned to the Company or the relevant Company Subsidiary, as applicable, all of their rights, title, and interest in and to such Company-Owned IP.

(f) The Company and the Company Subsidiaries have taken all commercially reasonable steps to timely obtain, maintain, protect, and enforce the Company-Owned IP and any Company-Licensed IP, and to safeguard and maintain the secrecy of any trade secrets, confidential know-how and other confidential information owned by or licensed to the Company and the Company Subsidiaries, including, but not limited to, placing any employee, worker, independent contractor, officer or other representative of the Company having access to any of the foregoing under sufficient written confidentiality terms. Without limiting the foregoing, the Company and the Company Subsidiaries have not disclosed any material trade secrets, confidential know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or was otherwise made subject to an appropriate duty of confidence. Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, there has been no violation or unauthorized access to or disclosure of any trade secrets, confidential know-how or confidential information of or in the possession of the Company or any of the Company Subsidiaries, or of any written obligations with respect to such, except as would not be expected to have a Company Material Adverse Effect.

(g) None of the Company-Owned IP or, to the Company’s knowledge, Company-Licensed IP is subject to any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company and the Company Subsidiaries or affects the validity, use or enforceability of any such Company-Owned IP or Company-Licensed IP. The consummation of the Transactions will not alter, encumber, impair or extinguish any Company-Owned IP or the Company’s or any applicable Company Subsidiary’s rights under any Company-Licensed IP.

(h) To the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate any Intellectual Property rights of any other Person.

(i) In the past three (3) years, there has been no Proceeding pending against the Company or any of the Company Subsidiaries nor has the Company or any of the Company Subsidiaries received any written communications (i) alleging that the Company or any of the Company Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company-Owned IP, or (iii) inviting the Company or any of the Company Subsidiaries to take a license under any patent or any other Intellectual Property, or consider the applicability of any patents or any other Intellectual Property to any products or services of the Company or any of the Company Subsidiaries or to the conduct of the Company’s business, except as set forth in Section 4.13(i) of the Company Disclosure Schedule.

(j) To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating any Company-Owned IP or Company-Licensed IP. Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, for the past three (3) years, neither the Company nor any of the Company Subsidiaries has threatened or made any claim against any Person alleging any infringement, misappropriation or other violation of any Company-Owned IP or Company-Licensed IP.

(k) The Company and Company Subsidiaries have a valid and enforceable license to use all Company-Licensed IP applicable to each such entity. Company and each applicable Company Subsidiary has performed all obligations imposed on it in the agreements and contracts concerning Company-Licensed IP, has made all payments required to date under such agreements and contracts, and is not, nor, to the knowledge of the Company and Company Subsidiaries, is any other party thereto, in breach or default thereunder, nor, to the knowledge of the Company and Company Subsidiaries, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, nor require any third party consent, permission or authorization regarding, any contract or agreement providing for the license or other use of Company-Owned IP or Company-Licensed IP. Following the Closing, the Company and Company Subsidiaries shall be permitted to exercise all of Company or the applicable Company Subsidiaries’ rights under such agreements and contracts to the same extent that the Company and Company Subsidiaries would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or Company Subsidiaries would otherwise be required to pay in the absence of such transactions.

(l) The Company and the Company Subsidiaries own, or have obtained, possess and are in compliance with valid licenses to use, all of the Software present on the computers and other software-enabled electronic devices that they own or lease or that are otherwise under the control of the Company and the Company Subsidiaries and used by them in connection with the Company’s and the Company Subsidiaries’ business, except as is not and would not reasonably be expected to have a Company Material Adverse Effect.

(m) Section 4.13(l) of the Company Disclosure Schedules contains a true and complete list of any and all Company-Owned IP and Company-Licensed IP that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any agreement with any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Authority or Governmental Authority-affiliated entity, or university, college or other educational institution (collectively, “Government Funded IP”). Except as is not and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries, and to the Company’s knowledge, the applicable licensors of Company-Licensed IP, have taken any and all actions necessary to obtain, secure, maintain, enforce and protect the Company’s or any applicable Company Subsidiary’s right, title and interest in, to and under all Government Funded IP, and the Company and the Company Subsidiaries, and to the Company’s knowledge the applicable licensors of Company-Licensed IP, have complied with any and all any Intellectual Property rights disclosure and/or licensing obligations under any applicable contract referenced in clause (i) above.

(n) The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures. To the Company’s knowledge, since January 1, 2019, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted or as contemplated to be conducted as of the date hereof.

(o) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries currently and since January 1, 2018 have complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable publicly posted privacy policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) PCI DSS, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security; (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable physical, technical, organizational and administrative data security safeguards designed to protect the security and integrity of the Business Systems constituting Company-Owned IP and any Business Data, including where applicable, implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems constituting Company-Owned IP or Product components. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has (A) experienced any material data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of any Business Data or (B) received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Privacy/Data Security Laws, and, to the Company’s knowledge, there is no reasonable basis for the same.

(p) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Data Security Requirements, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date.

(q) Except as would not create a Company Material Adverse Effect, all past and current employees and independent contractors of the Company and the Company Subsidiaries that provide services for the Company and are or were directly involved in the development of Products have executed commercially reasonable confidentiality agreements with Company or the Company Subsidiaries (as applicable) to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.

(r) To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products currently under development which are not of the type that are capable of being remediated in the ordinary course of business without delaying the Company’s or the Company Subsidiaries’ commercialization timeline as currently planned.

Section 4.14 Taxes. Except as set forth in Section 4.14 of the Company Disclosure Schedules:

(a) All U.S. federal income and all other material Tax Returns required to be filed by or with respect to the Company have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b) All U.S. federal income and all other material Taxes owed by the Company or for which the Company may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c) There is no claim against the Company for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to the Company.

(d) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to the Company.

(e) The Company has not received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company does not file Tax Returns stating that the Company is or may be subject to Tax in such jurisdiction.

(f) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) There are no liens or encumbrances for material Taxes upon any of the assets of the Company except for Permitted Liens.

(h) The Company is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(i) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(j) The Company has no material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(k) The Company does not have any request for a material ruling in respect of Taxes pending with any Taxing Authority.

(l) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) The Company has made available to Good Works true, correct and complete copies of all material income Tax Returns filed by the Company for the two most recent taxable years.

(n) The Company has not received a written notice from a Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as either a partnership or a disregarded entity. The Company has made a valid election under Section 754 of the Code.

(p) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or deferred revenue received prior to the Closing.

(q) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since January 1, 2019, nor is it in violation of, applicable Environmental Law or Environmental Permits; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with, or have had a release of, any Hazardous Substance at or affecting such properties which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits in all material respects; (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case as would not have a Company Material Adverse Effect; (g) neither the Company nor any of the Company Subsidiaries has entered into any consent decree, settlement agreement, or order pursuant to any Environmental Law, nor is a party to any judgment, decree or judicial or administrative order pursuant to any applicable Environmental Law; and (h) to the knowledge of the Company, no site or property to or at which the Company or any of the Company Subsidiaries directly or indirectly (through a sub-contractor) transported or disposed, or arranged for the transportation or disposal, of a Hazardous Substance is currently undergoing investigation, remediation or other response action under applicable Environmental Law. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth on Section 4.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over the past 12 months;

(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary requiring payment obligation of an amount equal to or greater than $250,000 over any 12-month period;

(iii) each contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to (A) any agreement involving provision of services or products with respect to any pre-clinical development activities of the Company or (B) any alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property rights that will not be owned, in whole or in part, by the Company;

(iv) all management contracts (excluding contracts for employment) and contracts with other workers and consultants;

(v) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party pursuant to which the Company has paid an amount equal to or greater than $250,000 over any 12-month period;

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(ix) any contract relating to the acquisition or disposition of any business or asset (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its affiliates has or will have obligations with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(x) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) all Leases, and all leases or master leases of personal property, reasonably likely to result in annual payments of $250,000 or more in a 12-month period;

(xii) all contracts involving use of, or grant of any rights to or in, any Company-Licensed IP by or to the Company or any Company Subsidiaries;

(xiii) contracts which involve the license or grant of rights to Company-Owned IP by the Company or any Company Subsidiary Company other than (A) contracts with customers on the Company’s standard form of customer agreement, copies of which have been made available in the Virtual Data Room, (B) limited licenses to confidential information under non-disclosure and confidentiality agreements entered into in the ordinary course of business, (C) agreements with employees, independent contractors or consultants on the Company’s standard form of invention assignment and proprietary information agreement or consultant agreement (copies of which have been made available to Acquirer), and (D) other non-exclusive non-material licenses to Company-Owned IP granted in the ordinary course of business;

(xiv) all contracts for the development of Company Owned IP for the benefit of the Company, other than employment or consulting agreements entered into on the form of such agreement made available in the Virtual Data Room, without material modification;

(xv) all contracts under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Company Subsidiary;

(xvi) all contracts that provide for the settlement of any material Action that contains any ongoing material obligation on the Company or the Company Subsidiaries; and

(xvii) all contracts between the Company and any holders of more than 2% of the Company Equity Securities (assuming the full conversion or exercise of all Company Equity Securities held by such person) that relate to such holder’s ownership of Company Equity Securities;

(xviii) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis; and

(xix) all agreements for the development of Company-Owned IP for the benefit of the Company or any Company Subsidiary.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract. The Company has furnished or made available to Good Works in the Virtual Data Room true and complete copies of all Material Contracts, including any amendments thereto that are material in nature to the extent Company has a copy of such Material Contracts.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such Insurance Policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company Holders, (b) approved this Agreement and the Transactions and declared their advisability, and (c) recommended that the Company Holders approve and adopt this Agreement and approve the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the Company Holders. The Requisite Company Approval is the only vote of the holders of any Company Equity Securities necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Approval and no additional approval or vote from any holders of any Company Equity Securities would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19 Certain Business Practices.

(a) Since January 1, 2019, none of the Company, any Company Subsidiary, or to the Company’s knowledge any of their respective directors, officers, workers, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) Since January 1, 2019, none of the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective directors, officers, workers or employees, or agents (i) is or has been a Sanctioned Person; or (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions.

(c) There are no, and since January 1, 2019, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective officers, directors, employees, workers or agents with respect to any Anti-Corruption Laws, or Sanctions.

Section 4.20 Interested Party Transactions. Except as set forth in Section 4.20 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of the Company’s business, no director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements. The Company and the Company Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.21 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.22 Regulatory Compliance.

(a) Section 4.22(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material Regulatory Permits held by the Company and Company Subsidiaries, which are the only Regulatory Permits that are necessary for the Company and Company Subsidiaries to conduct their business. The Company and Company Subsidiaries are in compliance in all material respects with all Regulatory Permits. To the knowledge of the Company, no Governmental Authority has indicated in writing that it is considering limiting, suspending or revoking any Regulatory Permit.

(b) As of the date of this Agreement, there is (and since January 1, 2019, there has been) no material Proceeding against the Company or Company Subsidiaries related to compliance with Healthcare Laws and to the knowledge of the Company, no such Proceedings have been threatened in writing. The Company and Company Subsidiaries have not received (i) any written notice from FDA or any other Governmental Authority regarding any regulatory action against the Company or Company Subsidiaries or any Product, including any notice of adverse findings, any regulatory, untitled or warning letters, FDA Form 483 notices of inspectional observations, or (ii) any other written correspondence or notice setting forth allegedly objectionable observations or alleged violations of applicable Healthcare Laws.

(c) Except as set forth on Section 4.22(c) of the Company Disclosure Schedule, and to the knowledge of the Company, all Products are (and since January 1, 2019, have been), whether by the Company or a third party, researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, promoted, commercialized, marketed, stored and distributed in compliance in all material respects with all applicable Healthcare Laws.

(d) To the knowledge of the Company, all preclinical studies and clinical trials conducted by or on behalf of the Company or Company Subsidiaries or involving any Products are being, and have been since January 1, 2019, conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and Healthcare Laws.

(e) No Products have been seized, withdrawn, recalled, detained or subject to a suspension, other than in the ordinary course of business, of research, development, testing, clinical investigation, manufacturing or distribution. As of the date of this Agreement, no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Product are pending or, to the Company’s knowledge, have been threatened in writing against the Company or any Company Subsidiary, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company or Company Subsidiaries, taken as a whole.

(f) Neither the Company nor any of its directors, managers, officers, employees, individual independent contractors or third parties involved in the research or development of Products, including licensors, clinical trial investigators, coordinators, or monitors (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) and/or any other healthcare program or reimbursement agreement or (ii) have received notice from the FDA, any other Governmental Authority and/or any health insurance institution with respect to debarment, disqualification or restriction. Neither the Company nor Company Subsidiaries, any of their officers, directors, employees, agents, or to the knowledge of the Company, third parties or contractors involved in the research or development of Products have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar law. No officer, other employee or agent of the Company or Company Subsidiaries has (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; or (iii) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to refuse to grant a Regulatory Permit for any Product.

(g) Except as set forth on Section 4.22(g) of the Company Disclosure Schedule, and to the knowledge of the Company, since January 1, 2019, all material reports (including complaints, adverse events, and any other annual or incident-specific reports required by FDA or any Governmental Authority), documents, Regulatory Permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company involving Products have been so filed, maintained or furnished, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company or Company Subsidiaries, taken as a whole. To the knowledge of the Company, all such reports (including complaints, adverse events, and any other annual or incident-specific reports required by FDA or any Governmental Authority), documents, Regulatory Permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

(h) There have been no Proceedings, and to the knowledge of the Company, no such Proceedings are pending or threatened in writing against the Company or any Company Subsidiary related to product liability for the Products.

(i) Except as set forth on Section 4.22(i) of the Company Disclosure Schedule, and to the knowledge of the Company, the Company and Company Subsidiaries and their Representatives, and any other Persons acting for or on behalf of any of the foregoing, are and have been at all times in compliance in all material respects with all applicable Healthcare Laws.

Section 4.23 Brokers. Except as set forth on Section 4.23 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.24 Sexual Harassment and Misconduct. Except as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, (a) none of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director, worker or employee of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment or misconduct in writing by an executive officer, director, worker or employee of the Company or any of the Company Subsidiaries, and (b) there are no, and since the Balance Sheet Date, there have not been any Actions pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director, worker or employee of the Company or any of the Company Subsidiaries. The Company and its Subsidiaries have used reasonable best efforts to investigate all sexual harassment or other discrimination allegations with respect to current or former employees or workers of which the Company or a Company Subsidiary has or had knowledge.

Section 4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Good Works, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Good Works, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Good Works, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V.

REPRESENTATIONS AND WARRANTIES OF COMPANY TOPCO

Company Topco hereby represents and warrants to Good Works as of the date hereof and as of the Closing Date, with respect to Company Topco, Company Merger Sub and DRE LLC, as follows:

Section 5.01 Organization and Qualification. Each of Company Topco, the Company Merger Sub and DRE LLC is a corporation or other organization duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Company Topco, the Company Merger Sub and DRE LLC is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

Section 5.02 Organizational Documents. The organizational documents of each of Company Topco, Company Merger Sub and DRE LLC are in full force and effect. None of Company Topco, Company Merger Sub and DRE LLC is in violation of any of the material provisions of its organizational documents.

Section 5.03 Capitalization.

(a) Section 5.03(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Equity Interests issued or outstanding in the each of Company Topco, Company Merger Sub and DRE LLC, and there are no Equity Interests issued or outstanding in Company Topco, Company Merger Sub and DRE LLC except as set forth thereon. All such Equity Interests are held by the holders thereof free and clear of all Liens, options, rights of first refusal and limitations on Company Topco’s, Company Merger Sub’s or DRE LLC’s voting or transfer rights other than transfer restrictions under applicable securities Laws and Company Topco’s, Company Merger Sub’s or DRE LLC’s organization documents, as applicable. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which Company Topco, Company Merger Sub or DRE LLC is a party and Company Topco’s, Company Merger Sub’s or DRE LLC’s organization documents, as applicable.

(b) Except as set forth in Section 5.03(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of Company Topco, Company Merger Sub or DRE LLC or obligating Company Topco, Company Merger Sub or DRE LLC to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, Company Topco, Company Merger Sub or DRE LLC. None of Company Topco, Company Merger Sub or DRE LLC is a party to, or otherwise bound by, and none of Company Topco, Company Merger Sub or DRE LLC has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in Company Topco, Company Merger Sub or DRE LLC.

(c) There are no outstanding contractual obligations of Company Topco, Company Merger Sub or DRE LLC to repurchase, redeem or otherwise acquire any Equity Interests of Company Topco, Company Merger Sub or DRE LLC, as applicable, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 5.04 Authority Relative to this Agreement. Each of Company Topco, Company Merger Sub and DRE LLC has all necessary organizational power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by Company Topco, Company Merger Sub and DRE LLC and the consummation by Company Topco, Company Merger Sub and DRE LLC of the Transactions have been duly and validly authorized by all necessary organizational action, and no other proceedings on the part of Company Topco, Company Merger Sub and DRE LLC, as applicable, are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Company Topco, Company Merger Sub and DRE LLC and, assuming the due authorization, execution and delivery by each other Party to this Agreement, constitutes a legal, valid and binding obligation of Company Topco, Company Merger Sub and DRE LLC enforceable against Company Topco, Company Merger Sub and DRE LLC in accordance with its terms, except as limited by the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Company Topco, Company Merger Sub and DRE LLC will not (i) conflict with or violate the organizational documents of Company Topco, Company Merger Sub or DRE LLC, (ii) conflict with or violate any Law applicable to Company Topco, the Company Merger Sub or DRE LLC or by which any property or asset of Company Topco, Company Merger Sub or DRE LLC is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of consent, notice, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of Company Topco, Company Merger Sub or DRE LLC pursuant to, any contract to which Company Topco, Company Merger Sub or DRE LLC is a party or by which their respective assets are bound.

Section 5.06 No Prior Operations of Company Topco, the Company Merger Sub and DRE LLC. Each of Company Topco, the Company Merger Sub and DRE LLC was formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Article VI.

REPRESENTATIONS AND WARRANTIES OF GOOD WORKS

Good Works hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

Section 6.01 Corporate Organization. Good Works is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Good Works Material Adverse Effect.

Section 6.02 Organizational Documents. Good Works has heretofore furnished to the Company complete and correct copies of the Good Works Organizational Documents. The Good Works Organizational Documents are in full force and effect. Good Works is not in violation of the Good Works Organizational Documents.

Section 6.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Good Works consists of (i) 100,000,000 shares of Good Works Common Stock and (ii) 1,000,000 preferred, par value $0.0001 per share (“Good Works Preferred Shares”). As of the date of this Agreement (i) 8,874,470 shares of Good Works Common Stock are issued and outstanding (including Good Works Founder Shares), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Good Works Common Stock are held in the treasury of Good Works, (iii) 11,675,000 Good Works Warrants are issued and outstanding, and (iv) 11,675,000 shares of Good Works Common Stock are reserved for future issuance pursuant to the Good Works Warrants. As of the date of this Agreement, there are no Good Works Preferred Shares issued and outstanding. Each Good Works Warrant is exercisable for one share of Good Works Common Stock at an exercise price of $11.50 per share, subject to the terms of such Good Works Warrant and the Good Works Warrant Agreement.

(b) All outstanding shares of Good Works Common Stock and Good Works Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Good Works Organizational Documents.

(c) The shares of Good Works Common Stock being delivered by Good Works hereunder shall be (i) duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Good Works Organizational Documents and (ii) issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(d) Except for the Good Works Warrants, as of the date of this Agreement, Good Works has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Good Works or obligating Good Works to issue or sell any shares of capital stock of, or other Equity Interests in, Good Works. All shares of Good Works Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Good Works nor any subsidiary of Good Works is a party to, or otherwise bound by, and neither Good Works nor any subsidiary of Good Works has granted, any equity appreciation rights, participations, phantom equity or similar rights.

Section 6.04 Authority Relative to This Agreement. Good Works has all necessary organizational corporate and limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the condition set forth in Section 9.01(a), to consummate the Transactions. The execution and delivery of this Agreement by Good Works and the consummation by Good Works of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Good Works are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the applicable Transactions, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Good Works Common Stock represented in person or by proxy at the Good Works Shareholders’ Meeting, and the filing and recordation of appropriate merger documents as required by the DGCL). The Good Works Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Good Works Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of Good Works, no other state takeover statute is applicable to the Mergers or the other Transactions.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Good Works does not, and the performance of this Agreement by Good Works will not, (i) conflict with or violate the Good Works Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.04 and Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law applicable to Good Works or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Good Works pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Good Works is a party or by which Good Works or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Good Works Material Adverse Effect.

(b) The execution and delivery of this Agreement by Good Works do not, and the performance of this Agreement by Good Works will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) approval of the shareholders of Good Works, (iii) such filings with, and approvals of, the Nasdaq Stock Market to permit the Class A Common Stock and Class B Common Stock to be issued in connection with the Transactions and to be listed on the Nasdaq Stock Market and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Good Works from performing its respective material obligations under this Agreement.

Section 6.06 Compliance. Good Works is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to Good Works or by which any property or asset of Good Works is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Good Works is a party or by which Good Works or any property or asset of Good Works is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Good Works Material Adverse Effect. Good Works is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Good Works to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 6.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Good Works has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since October 6, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Good Works SEC Reports”). Good Works has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Good Works with the SEC to all agreements, documents and other instruments that previously had been filed by Good Works with the SEC and are currently in effect. As of their respective dates, the Good Works SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Good Works SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Good Works SEC Report. Each director and executive officer of Good Works has filed with the SEC on a timely basis all documents required with respect to Good Works by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Good Works SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Good Works as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not reasonably be expected to individually or in the aggregate be material). Good Works has no off-balance sheet arrangements that are not disclosed in the Good Works SEC Reports. No financial statements other than those of Good Works are required by GAAP to be included in the consolidated financial statements of Good Works.

(c) Except as and to the extent set forth in the Good Works SEC Reports, there exists no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Good Works’ business since the date of the last Good Works SEC Report.

(d) Good Works is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

(e) Good Works has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Good Works and other material information required to be disclosed by Good Works in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Good Works’ principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Good Works’ principal executive officer and principal financial officer to material information required to be included in Good Works’ periodic reports required under the Exchange Act.

(f) Good Works maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Good Works maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Good Works has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Good Works to Good Works’ independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Good Works to record, process, summarize and report financial data. Good Works has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Good Works. Since September 30, 2020, there have been no material changes in Good Works’ internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Good Works to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Good Works, and Good Works has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Good Works nor Good Works’ independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Good Works, (ii) any fraud, whether or not material, that involves Good Works’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Good Works or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Good Works SEC Reports. To the knowledge of Good Works, none of the Good Works SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08 Absence of Certain Changes or Events. Since its formation, except as expressly contemplated by this Agreement, (a) Good Works has conducted its business in all material respects in the ordinary course and (b) there has not been a Good Works Material Adverse Effect.

Section 6.09 Absence of Litigation. There is no Action pending or, to the knowledge of Good Works, threatened against Good Works, or any property or asset of Good Works, before any Governmental Authority. Neither Good Works nor any material property or asset of Good Works is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Good Works, continuing investigation by, any Governmental Authority.

Section 6.10 Board Approval; Vote Required.

(a) The Good Works Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Good Works and its shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the shareholders of Good Works approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions, be submitted for consideration by the shareholders of Good Works at the Good Works Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of shares of Good Works necessary to approve the Transactions is the affirmative vote of holders present (in person or by proxy) at the Good Works Shareholders’ Meeting representing is a majority of the then-outstanding Good Works Common Stock of such holders present and voting.

Section 6.11 Brokers. Except as set forth on Section 6.11 of the Good Works Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Good Works.

Section 6.12 Good Works Trust Fund. As of the date of this Agreement, Good Works has no less than $230 million in the trust fund established by Good Works for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account at Continental Stock Transfer and Trust Company. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 9, 2021, between Good Works and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Good Works has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Good Works or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Good Works and the Trustee that would cause the description of the Trust Agreement in the Good Works SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Good Works, that would entitle any person (other than shareholders of Good Works who shall have elected to redeem their shares of Good Works Common Stock pursuant to the Good Works Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owed by Good Works as a result of assets of Good Works or interest or other income earned on the assets of Good Works, (B) upon the exercise of Redemption Rights in accordance with the provisions of the Good Works Organizational Documents and (C) otherwise in accordance with the Trust Agreement. To Good Works’ knowledge, as of the date of this Agreement, following the Closing, no shareholder of Good Works is entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising Redemption Rights. There are no Actions pending or, to the knowledge of Good Works, threatened in writing with respect to the Trust Account. Good Works has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Good Works at the Effective Time.

Section 6.13 Employees. Other than any officers as described in the Good Works SEC Reports, Good Works has no employees on their payroll, and have not retained any workers or individuals as contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Good Works’ officers and directors in connection with activities on Good Works’ behalf in an aggregate amount not in excess of the amount of cash held by Good Works outside of the Trust Account, Good Works has no unsatisfied material liability with respect to any officer or director. Good Works has never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

Section 6.14 Taxes.

(a) All U.S. federal income and all other material Tax Returns required to be filed by or with respect to Good Works have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b) All U.S. federal income and all other material Taxes owed by Good Works for which Good Works may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c) There is no claim against Good Works for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to Good Works.

(d) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to Good Works;

(e) Good Works has not received written notice of any claim from a Taxing Authority in a jurisdiction in which Good Works does not file Tax Returns stating that Good Works is or may be subject to Tax in such jurisdiction.

(f) Good Works has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) There are no liens or encumbrances for material Taxes upon any of the assets of Good Works except for Permitted Liens.

(h) Good Works is not a party to, is not bound by or does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(i) Good Works has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Good Works was the common parent).

(j) Good Works has not had any material liability for the Taxes of any person (other than Good Works) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(k) Good Works does not have any request for a material ruling in respect of Taxes pending between Good Works, on the one hand, and any Taxing Authority, on the other hand.

(l) Good Works has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Good Works has made available to the Company true, correct and complete copies of all material income Tax Returns filed by Good Works.

(n) Good Works has not received a written notice from Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) To the knowledge of Good Works, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.15 Registration and Listing. The issued and outstanding shares of Good Works Common Stock and Good Works Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Stock Market under the symbol “GWII” and “GWIIW,” respectively. As of the date of this Agreement, there is no Action pending or, to the knowledge of Good Works, threatened in writing against Good Works by the Nasdaq Stock Market or the SEC with respect to any intention by such entity to deregister the Good Works Common Stock or the Good Works Warrants or terminate the listing of Good Works on the Nasdaq Stock Market. Other than as contemplated by the Transactions, none of Good Works or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of the Good Works Common Stock or the Good Works Warrants under the Exchange Act.

Section 6.16 Good Works’ Investigation and Reliance. Good Works is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Good Works together with expert advisors, including legal counsel, that they have engaged for such purpose. Good Works and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Good Works is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Good Works or any of its respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Good Works or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Good Works acknowledges that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 6.17 Exclusivity of Representations. Except as otherwise expressly provided in this Article VI (as modified by the Company Disclosure Schedule), Good Works hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Good Works, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Good Works, its affiliates or any of their respective Representatives by, or on behalf of, Good Works, and any such representations or warranties are expressly disclaimed.

Article VII.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by Company Pending the Rollover Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 7.01(a) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Good Works shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(ii) the Company shall and shall cause the Company Subsidiaries to, conduct its and their business in the ordinary course of business and in a manner consistent with past practice in all material respects; and

(iii) the Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries taken as a whole.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 7.01(a) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Good Works (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; or (B) sell any assets of the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect; provided, however, that the actions described in subsection (A) shall be permissible to the extent made in the ordinary course of business consistent with past practice and in compliance with the Plans;

(iii) form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests (other than tax distributions in accordance with the Company LLCA, if any);

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than (1) intercompany indebtedness among the Company and its Subsidiaries or (2) indebtedness that is incurred in the ordinary course of business consistent with past practice (and, with respect to borrowed money indebtedness, is reasonably necessary to meet any current obligations of the Company and its Subsidiaries); or (C) merge, consolidate, combine or amalgamate with any person;

(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former executive officer, (B) enter into any new (except as permitted under clause (E)), or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former executive officer whose base salary is in excess of $250,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former executive officer whose base salary is in excess of $250,000, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers; (E) hire any new executive officers whose base salary is in excess of $250,000; provided, however, that the actions described in subsection (A) shall be permissible to the extent made in the ordinary course of business consistent with past practice (and not to exceed 10% with respect to any such executive officer);

(viii) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) materially amend (other than reasonable and usual amendments in the ordinary course of business), the accounting policies or procedures, other than as required by GAAP;

(x) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make (inconsistent with past practice), change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in the Company or any Company Subsidiary being treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes), or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xi) amend in a manner that is material and adverse to the Company, any Material Contract;

(xii) fail to maintain the Leased Real Property, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of this Agreement, except where the failure to maintain such Leased Real Property would reasonably be expected to have a Company Material Adverse Effect;

(xiii) fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xiv) permit any item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(xvi) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xvii) enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Good Works to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.01 shall give to Good Works, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date.

Section 7.02 Conduct of Business by Good Works Pending the Topco Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Good Works agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Good Works shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Good Works shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Good Works Organizational Documents or form any subsidiary of Good Works;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Good Works Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the shares of Good Works Common Stock or Good Works Warrants except for redemptions from the Trust Fund and conversions of the Good Works Common Stock as contemplated by this Agreement and the Good Works Certificate of Incorporation;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Good Works, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Good Works, except in connection with conversion of the Good Works Common Stock as contemplated by this Agreement and the Good Works Certificate of Incorporation;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Good Works, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of Good Works’ officers and directors to finance Good Works’ transaction costs in connection with the Transactions;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make (inconsistent with past practice), change or rescind any material election relating to Taxes, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Good Works;

(j) enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(k) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(l) enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Notwithstanding anything to the contrary in this Section 7.02, nothing in this Agreement shall prohibit or restrict Good Works from extending, the deadline by which it must complete its Business Combination (as defined below) (an “Extension”), and no consent of the Company shall be required in connection therewith; provided that Good Works shall provide to the Company drafts of all material documents related to an Extension, and shall consider in good faith all reasonable comments to such documents provided by the Company. Nothing herein shall require the Good Works to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Good Works prior to the Closing Date. Prior to the Closing Date, each of Good Works and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 7.03 Claims Against Trust Account. Reference is made to the final prospectus of Good Works, dated as of July 9, 2021 and filed with the SEC (Registration No. 333-254462) on July 13, 2021 (the “Prospectus”). Each of the Company, Company Topco, the Company Merger Sub and DRE LLC hereby represents and warrants that it understands that Good Works has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Good Works’s public stockholders (including overallotment shares acquired by Good Works’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Good Works may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Good Works Common Stock in connection with the consummation of Good Works’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if Good Works fails to consummate a Business Combination within 12 months after the closing of the IPO, subject to extension by amendment to Good Works’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts as necessary to pay any Taxes and up to $100,000 in dissolution expenses, or (d) to Good Works after or concurrently with the consummation of a Business Combination. For and in consideration of Good Works entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Company Topco, the Company Merger Sub and DRE LLC hereby agrees on behalf of itself and its affiliates that, notwithstanding any other provision contained in this Agreement, the Company, Company Topco. the Company Merger Sub and DRE LLC do not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, Company Topco, the Company Merger Sub and DRE LLC on the one hand, and Good Works on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company, Company Topco, the Company Merger Sub and DRE LLC hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect of any Claim; provided, however, that the foregoing waiver will not limit or prohibit the Company, Company Topco and the Company Merger Sub from pursuing a claim against Good Works or any other person (a) for legal relief against monies or other assets of Good Works held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Good Works to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against Good Works (or any successor entity) in the event this Agreement is terminated for any reason and Good Works consummates a business combination transaction with another party. In the event that the Company, Company Topco, the Company Merger Sub or DRE LLC commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Good Works shall be entitled to recover from the Company, Company Topco, the Company Merger Sub or DRE LLC, as applicable, the associated reasonable legal fees and costs in connection with any such action, in the event Good Works prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.

Article VIII.

ADDITIONAL AGREEMENTS

Section 8.01 Registration Statement.

(a) As promptly as reasonably practicable after the date hereof (which, for the avoidance of doubt, shall be no earlier than the availability of the Delivered Financial Statements), Good Works, the Company and Company Topco shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company), and Company Topco shall file with the SEC, a registration statement on Form S-4 relating to the Transactions (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus that will be included therein as a prospectus with respect to the Company and that will be used as a proxy statement with respect to the Good Works Shareholders’ Meeting to adopt and approve the Good Works Proposals (as defined below) and other matters reasonably related to the Good Works Proposals, all in accordance with and as required by the Good Works Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq Stock Market). The Registration Statement / Proxy Statement shall be in form and substance reasonably acceptable to the Company (which shall not be unreasonably withheld, conditioned or delayed). Each of Good Works, the Company and Company Topco shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, and without limitation, by using its reasonable best efforts to deliver true and complete copies of the audited or reviewed consolidated balance sheet of the Company and the Company Subsidiaries as required thereunder, and the related audited and unaudited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for the applicable periods, each prepared in accordance with GAAP and, with respect to any audited financials, audited in accordance with the auditing standards of the PCAOB and the associated audit reports and consents of the Company’s independent registered public accounting firm); (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act, if applicable, as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective, if applicable, through the Closing in order to permit the consummation of the Transactions. Each of Good Works, the Company and Company Topco shall promptly furnish the other all information concerning such party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 8.01; provided, however, that none of Good Works, the Company and Company Topco shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. Company Topco shall promptly advise Good Works of the time of effectiveness of the Registration Statement / Proxy Statement, if any, the issuance of any stop order relating thereto or the suspension of the qualification of Class A Common Stock or Class B Common Stock for offering or sale in any jurisdiction, and each of Good Works, the Company and Company Topco shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) Good Works represents that the information supplied by Good Works or on behalf of Good Works for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Good Works, (ii) the time of the Good Works Shareholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to Good Works or its officers or directors, should be discovered by Good Works which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, Good Works shall promptly inform the Company. All documents that Good Works is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) The Company represents that the information supplied by or on behalf of the Company, Company Topco, the Company Merger Sub and DRE LLC for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Good Works, (ii) the time of the Good Works Shareholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company, as applicable, shall promptly inform Good Works. After the Closing, all documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in connection with such Registration Statement / Proxy Statement regarding the Intended Tax Treatment as it relates to the Topco Merger, ArentFox Schiff LLP shall furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC. The Company, Company Topco, Good Works and their respective affiliates shall use reasonable best efforts and reasonably cooperate with one another in connection with the issuance of such opinion, including using reasonable best efforts to deliver to ArentFox Schiff LLP certificates containing customary representations reasonably necessary or appropriate for ArentFox Schiff LLP to render such opinion. For the avoidance of doubt, the delivery of any such opinion by ArentFox Schiff LLP shall not be a condition to Closing under this Agreement.

Section 8.02 Good Works Shareholders’ Meeting.

(a) Good Works shall: (i) take all action necessary under applicable Law and Good Works Organizational Documents to call, give notice of, convene and hold a meeting of its shareholders (the “Good Works Shareholders’ Meeting”) to seek (A) adoption and approval of this Agreement and the approval of the issuance of shares of Good Works Common Stock in accordance herewith, (B) the adoption and the approval of the Company Topco Equity Plan; (C) approval of any other proposals reasonably agreed by Good Works and the Company to be necessary or appropriate in connection with the Transactions or that either the SEC or The Nasdaq Stock Market (or their respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; and (D) the adoption and approval of a proposal for the adjournment of the Good Works Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (D), together, the “Good Works Proposals”), which Good Works Shareholders’ Meeting shall be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Good Works Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Good Works Proposals from, such holders at the Good Works Shareholders’ Meeting. The Good Works Board shall, by unanimous approval, recommend to its shareholders that they approve the Good Works Proposals and shall include such recommendation in the Registration Statement / Proxy Statement. Notwithstanding the foregoing, the Good Works Board may withdraw or modify its recommendation in the Registration Statement / Proxy Statement in response to any material event, change, fact, condition, occurrence or circumstance (x) first occurring after the date hereof or (y) first actually known (and not constructively known) by the Good Works Board following the date hereof, if it determines in good faith, based on the advice of outside legal counsel, that a failure to withdraw or modify its recommendation would constitute a breach by the Good Works Board of its fiduciary duties to Good Works’ shareholders under applicable Law; provided, however, that the Good Works Board may not withdraw or modify its recommendation in the Registration Statement / Proxy Statement unless Good Works notifies the Company in writing at least three Business Days before taking that action of its intention to do so, and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to, negotiate with the Company in good faith during such three Business Day period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company and, following such good faith negotiations, the Good Works Board determines in good faith, based on the advice of its outside legal counsel, that a failure to withdraw or modify its recommendation in the Registration Statement / Proxy Statement would constitute a breach by the Good Works Board of its fiduciary duties under applicable law.

Section 8.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Good Works shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, workers, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Good Works shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate any legally-binding obligation to a third party with respect to confidentiality, non-disclosure or privacy, or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information previously provided in connection with this Agreement and the consummation of the transactions contemplated hereby and all information obtained by the parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated May 31, 2022 (the “Confidentiality Agreement”), between Good Works and the Company, the terms of which are incorporated herein by reference.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the structure and tax treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and tax treatment of the Transactions and all materials (including any tax analysis) that are provided relating to such structure or treatment, in each case, in accordance with the Confidentiality Agreement.

Section 8.04 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (A) any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s Subsidiaries or (B) with respect to Good Works, any transaction or series of related transactions under which Good Works or any of its affiliates, directly or indirectly, (1) acquires or otherwise purchases any other person, (2) engages in a business combination with any other person or (3) acquires or otherwise purchases all or a material portion of the assets or businesses of any other person (in the case of each of (1), (2) and (3), whether by merger, consolidation, recapitalization, purchase or issuance of equity or debt securities, tender offer or otherwise) (each of A and B, an “Alternative Transaction”), other than with the other parties to this Agreement and their respective Representatives, (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 8.04. Each party shall, and shall cause its Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transaction that prohibits such party from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.04 by a party or any of its Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 8.04 by such party.

Section 8.05 Employee Benefits Matters.

(a) Company Topco shall, or shall cause its applicable subsidiary to use commercially reasonable efforts to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan, program or arrangement established or maintained by Company Topco or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs or vesting under any equity or incentive compensation plan or arrangement established or adopted following the Effective time) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary to the same extent such service was recognized by the Company or the applicable Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Company Topco shall use commercially reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by Company Topco or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Company Topco will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b) Prior to the filing of the definitive Registration Statement / Proxy Statement, Company Topco shall, or shall cause its applicable subsidiary to, adopt a customary omnibus equity incentive plan that is reasonably acceptable to the Company and Good Works, which plan will include an unallocated reserve equal to 12.5% of the outstanding shares of Class A Common Stock and Class B Common Stock immediately following the Effective Time (the “Company Topco Equity Plan”).

(c) Except as provided in Section 8.05(c), the provisions of this Section 8.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of the Company or shall require the Company, Good Works, Company Topco and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.06 Directors’ and Officers’ Indemnification.

(a) Company Topco agrees that with respect to the provisions of the limited liability company agreements of the Company or in any other documents relating to indemnification, advancement or expense reimbursement, such provisions shall survive the transactions contemplated by this Agreement, shall continue in full force and effect from and after the Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Effective Time of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Good Works agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law or the Company LLCA or in any other documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). To the maximum extent permitted by applicable Law, during such six (6)-year period, Good Works shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company’s Organizational Documents or other applicable agreements as in effect immediately prior to the Effective Time.

(b) Prior to the Effective Time, the Company shall purchase a prepaid “tail” policy with respect to the directors’ and officers’ insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 300% of the aggregate bi-annual premium payable by the Company for its current directors’ and officers’ insurance policy (the “Maximum Premium”). If the Company elects to purchase such a “tail” policy prior to the Effective Time, Good Works will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy for an amount less than or equal to the Maximum Premium, the Company may instead obtain as much comparable “tail” insurance as possible for an annual premium less than or equal to the Maximum Premium.

(c) Prior to or in connection with the Closing, Good Works shall purchase a prepaid “tail” policy (a “Good Works Tail Policy”) with respect to Good Works’ current directors’ and officers’ insurance policy covering those persons who are currently covered thereby. If Good Works elects to purchase such a Good Works Tail Policy prior to or in connection with the Closing, Company Topco will maintain such Good Works Tail Policy in full force and effect for a period of no less than six years after the Closing and continue to honor its obligations thereunder.

(d) Prior to or in connection with the Closing, Company Topco may purchase, subject to each Party’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Company Topco. From and after the date of this Agreement, the Parties shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 8.06(d), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(e) If Company Topco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Good Works shall assume all of the obligations set forth in this Section 8.06.

(f) On the Closing Date, Company Topco shall enter into customary indemnification agreements reasonably satisfactory to each Party with the post-Closing directors and officers of Company Topco, which indemnification agreements shall continue to be effective following the Closing.

Section 8.07 Notification of Certain Matters. The Company shall give prompt notice to Good Works, and Good Works shall give prompt notice to the Company, of any event that a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

Section 8.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as necessary for the consummation of the Transactions and to fulfill the conditions thereto. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Good Works and the Company prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. After the execution of this Agreement, Good Works shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Good Works shall consider such comments in good faith. The Company, on the one hand, and Good Works, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Good Works, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Good Works shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by applicable securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. Between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Stock Market, each of Good Works and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party except to the extent required by applicable Law or stock exchange rules. Furthermore, nothing contained in this Section 8.09 shall prevent Good Works or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 8.09.

Section 8.10 Stock Exchange Listing. Company Topco will use its reasonable best efforts to cause: (a) the Class A Common Stock, the Class B Common Stock, and Company Topco Warrants issued in connection with the Transactions to be approved for listing on the Nasdaq Stock Market (and the parties hereto shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, prior to the Topco Effective Time; and (b) Company Topco to satisfy all applicable initial and continuing listing requirements of the Nasdaq Stock Market. During the period from the date hereof until the Closing, Good Works shall use its reasonable best efforts to keep the Good Works Common Stock and Good Works Warrants listed for trading on the Nasdaq Stock Market.

Section 8.11 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Good Works each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act; provided, if the Closing occurs, the fees of each Party will be paid in accordance with Section 10.03. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Good Works and the Company each shall, in connection with its efforts to obtain all Requisite Company Approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 8.11(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.12 Trust Account. As of the Effective Time, the obligations of Good Works to dissolve or liquidate within a specified time period as contained in the Good Works Certificate of Incorporation will be terminated and Good Works shall have no obligation whatsoever to dissolve and liquidate the assets of Good Works by reason of the consummation of the Topco Merger or otherwise, and no shareholder of Good Works shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, Good Works shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account (the “Remaining Trust Account Funds”) to Good Works (to be used (a) to pay the Company’s and Good Works’ unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the Company following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.13 Tax Matters.

(a) The Company Holders’ Representative shall prepare and file, or cause to be prepared and filed (and, if applicable, Company Topco shall reasonably cooperate in filing), at the cost and expense of the Company, all applicable Income Tax Returns of the Company for any taxable period ending on or prior to the Closing Date and that are due after the Closing Date (collectively, the “Company Prepared Returns”). Each Company Prepared Return shall be prepared in a manner consistent with the Company’s past practices except as otherwise required by applicable Law. Each Company Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to Company Topco for review no later than 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Company Holders’ Representative shall consider in good faith all reasonable comments received from Company Topco in writing no later than the 10th day prior to the due date for filing any such Tax Return (taking into account applicable extensions). Except as otherwise required by applicable Law, no filed Company Prepared Return may be amended after the Closing without the prior written consent of Company Topco and the Company Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Company Topco shall prepare and file, or cause to be prepared and filed, at the cost and expense of the Company, all Income Tax Returns of the Company for any Straddle Period (the “Company Topco Prepared Returns”). Except as otherwise required by applicable Law, each Company Topco Prepared Return shall be prepared in a manner consistent with the Company’s past practices to the extent any deviation from such past practices would reasonably be expected to affect the allocations of Company items of income, gain, loss, deduction or credit under Section 706 of the Code for such Straddle Period or the allocation of any such items within the pre-closing portion of such Straddle Period. Each Company Topco Prepared Return shall be submitted to the Company Holders’ Representative for review no later than the 30th day prior to the due date for filing such Tax Return (taking into account applicable extensions). Company Topco shall consider in good faith all reasonable comments received from the Company Holders’ Representative no later than the 10th day prior to the due date for filing any such Tax Return (taking into account applicable extensions) to the extent such comments relate to the portion of the Straddle Period ending on the Closing Date. Except as otherwise required by applicable Law, no filed Company Topco Prepared Return may be amended after the Closing without the prior written consent of the Company Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Income Tax Return for the Company for any Straddle Period (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method (with such interim closing occurring as of the Closing Date), and (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall effect such election (if not already in effect from a prior period, which election shall not be revoked). For the avoidance of doubt, all Tax Returns of the Company (other than Company Prepared Returns and the Company Topco Prepared Returns) that are filed after the Closing Date shall be prepared and filed in accordance with the terms of the Fourth A&R LLCA. Notwithstanding the deadlines set forth in Section 8.13(a) or this Section 8.13(b) with respect to any Tax Return described therein, the Company Holders’ Representative, Company Topco and the Company, as applicable, shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

(c) After the Closing, without the prior written consent of the Company Holders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Company Topco shall not (and shall neither cause nor permit the Company to) take any of the following actions: (A) amend, re-file or otherwise modify any Income Tax Return of the Company for any Pre-Closing Tax Period or Straddle Period or file any Income Tax Return with respect to the Company for any Pre-Closing Tax Period in any jurisdiction in which the Company has not previously filed such returns for any Pre-Closing Tax Period, (B) enter into an agreement to extend the statute of limitations with respect to any Income Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period for a period of more than 24 months following the original date of the expiration of the applicable statute of limitations, (C) make any Tax election or take any position on any Tax Return with respect to the Company that would have retroactive effect to a Pre-Closing Tax Period or Straddle Period and that would reasonably be expected to increase the Tax liability of a Company Holder (or a direct or indirect owner of a Company Holder) with respect to such Pre-Closing Tax Period or Straddle Period, or (C) initiate discussion, voluntary disclosure or examination with any Taxing Authority regarding Income Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period.

(d) For U.S. federal and applicable state and local income tax purposes, the parties intend that (i) the Mergers and Contribution, taken together, shall be treated as a transaction governed by Section 351 of the Code, and (ii) the Good Works Contribution shall be treated as an acquisition of an interest in the Company by Good Works in a transaction governed by Section 721 of the Code (the “Intended Tax Treatment”). The Parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(e) Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed by the Company, including Company Topco signing and filing or causing to be signed and filed Company Prepared Returns that have been prepared in accordance with Section 8.13(a) and Section 8.13(b) on behalf of the Company (provided that if any Company Prepared Return does not include the comments provided by Company Topco pursuant to Section 8.13(a), then the Company Holders’ Representative shall sign and file or cause to be signed and filed such Company Prepared Return), and any Tax Proceeding with respect to Taxes or Tax Returns of the Company. Such cooperation shall include the provision of records and information which are readily available and reasonably relevant to any such Tax Return, Tax Proceeding or other Tax-related matter and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, Company Topco, the Company, and the other Parties (to the extent such Parties have any such books and records in their possession) shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the seven-year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority. The Parties shall (and shall cause their respective Affiliates (other than the Company after the Closing) to) provide any information reasonably requested to allow Company Topco or the Company or a Company Holder to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(f) Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Pre-Closing Tax Proceeding or Straddle Period Tax Proceeding. Such notification shall specify in reasonable detail the subject matter of such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority. In connection with any Tax Proceeding:

(i) The Company Holders’ Representative shall have the right to control, at the cost and expense of the Company, any Pre-Closing Tax Proceeding; provided, however, that (A) Company Topco (at the cost and expense of the Company) shall have the right to participate in any such Tax Proceeding, (B) the Company Holders’ Representative shall use its commercially reasonable efforts to keep Company Topco reasonably informed with respect to such Tax Proceeding, (C) the Company Holders’ Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Company Topco, which consent shall not be unreasonably withheld, conditioned or delayed, and (D) the Company Holders’ Representative shall conduct the control of such Tax Proceeding diligently and in good faith.

(ii) Company Topco, at the cost and expense of the Company, will control any Straddle Period Tax Proceeding and any Tax Proceeding that the Company Holders’ Representative would otherwise have the right to control under Section 8.13(f)(i) if the Company Holders’ Representative elects in writing not to control such Tax Proceeding; provided, however, the Company Holders’ Representative (at its sole cost and expense) shall have the right to participate in any such Tax Proceeding and Company Topco shall (x) use its commercially reasonable efforts to keep the Company Holders’ Representative reasonably informed with respect to such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Company Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise or abandonment would reasonably be expected to adversely affect the Tax Liability of the Company Holders (or any direct or indirect owners of a Company Holder), and (z) conduct the control of such Tax Proceeding diligently and in good faith.

(g) The Company shall prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to, and shall pay or cause to be paid, all Transfer Taxes relating to transfers that are the subject of this Agreement. If required by applicable Law, the other Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(h) The Parties agree that no election under Section 6221(b) of the Code shall be made with respect to any taxable year of the Company that ends on or before or includes the Closing Date. To the extent permitted by applicable Law and within the scope of its authority, the Company Holders’ Representative shall cause itself, or a Person that will act at the Company Holders’ Representative’s direction, to be the “partnership representative” (as such term is used in the Code) for any taxable year ending on or before the Closing Date for which the Company is treated as a partnership for U.S. federal income tax purposes; provided that the Company Topco Board will determine whether to make an election under Section 6226 of the Code (or any similar provision of U.S. state or local law) with respect to any such taxable year.

Section 8.14 Written Consent.

(a) As promptly as reasonably practicable (and in any event within ten (10) Business Days) following the time at which the Registration Statement / Proxy Statement becomes effective under the Securities Act (the “Written Consent Deadline”), the Company shall obtain and deliver to Good Works a true and correct copy of an irrevocable written consent (in the form of Exhibit E) approving this Agreement, the Allocation Schedule, other the Transaction Documents to which the Company is or will be a party and the Transactions that is duly executed by the Company Holders that constitute Requisite Company Approval (the “Written Consent”). As contemplated by Section 8.16(i), such Written Consent shall also approve the termination of (i) the agreements set forth on Section 4.20 of the Company Disclosure Schedule and (ii) the agreements set forth on Section 8.16(i) of the Company Disclosure Schedule.

Section 8.15 Delivered Financial Statements. The Company shall use its reasonable best efforts to deliver true and complete copies of, as soon as reasonably practicable following the date of this Agreement, (a) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021 and December 31, 2020, and the related audited statements of income and cash flows of the Company and the Company Subsidiaries for the years then ended, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor, and (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of the last day of the Company’s most recently ended fiscal quarter, and the related unaudited consolidated statements of operations, cash flows and changes in stockholders’ equity of the Company and the Company Subsidiaries for the year-to-date period then-ended (collectively, the “Delivered Financial Statements”).

Section 8.16 Certain Company Matters. Immediately prior to the Closing, the Company shall, and shall cause its affiliates to, terminate or cause to be terminated (i) all of the agreements required to be set forth on Section 4.20 of the Company Disclosure Schedule and (ii) the agreements set forth on Section 8.16(i) of the Company Disclosure Schedule. No such agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Closing, and the Company and each Company Subsidiary shall be released from all Liabilities thereunder effective as of the Closing.

Article IX.

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Company Topco, Company Merger Sub, DRE LLC and Good Works to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Effective Time of the following conditions:

(a) Good Works Shareholders’ Approval. The Good Works Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Good Works in accordance with the Registration Statement / Proxy Statement, the DGCL, the Good Works Organizational Documents and the rules and regulations of the Nasdaq Stock Market.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(c) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(d) Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

(e) Good Works Net Tangible Assets. Good Works shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights (and following the Private Placements) in accordance with the Good Works Organizational Documents.

Section 9.02 Conditions to the Obligations of Good Works. The obligations of Good Works to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03(a), Section 4.04, Section 4.07(c), Section 4.23, Section 5.01, Section 5.03(a), and Section 5.04 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) (except, with respect to Section 4.03(a), for de minimis inaccuracies, and, with respect to Section 4.07(c), immaterial amounts and any amounts incurred in compliance with Section 7.01(b)) and (ii) the other provisions of Article IV and Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected towith respect to Article IV, have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company, Company Topco, the Company Merger Sub and DRE LLC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Good Works a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Good Works contained in (i) Section 6.01, Section 6.03 (other than clauses (a) and (e) thereof, which is subject to clause (iii) below), Section 6.04 and Section 6.11 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 6.03(a) and Section 6.03(d) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 7.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Good Works, or their affiliates and (iii) the other provisions of Article VI shall be true and correct in all respects (without giving effect to any “materiality,” “Good Works Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Good Works Material Adverse Effect.

(b) Agreements and Covenants. Good Works shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Good Works shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Good Works, certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

(d) Resignations. Good Works shall have delivered the resignations of those officers and directors set forth on Schedule 8.03(d).

(e) Minimum Cash. There being at least $75,000,000 in Available Cash.

(f) Transaction Expense. The Good Works Expenses shall not exceed $14,000,000.

(g) Stock Exchange Listing. The Company Topco initial listing application with the Nasdaq Stock Market in connection with the transactions contemplated by this Agreement with respect to the shares of Company Topco securities shall have been approved and, immediately following the Effective Time, Company Topco shall satisfy any applicable initial and continuing listing requirements of the Nasdaq Stock Market with respect to the shares of Company Topco securities, and Company Topco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of Company Topco shall have been approved for listing on the Nasdaq Stock Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date (subject to the satisfaction of all other requirements set forth in this Section 8.03).

(h) Governing Documents. The Certificate of Incorporation and the Bylaws will be in full force and effect following the Effective Time.

(i) Tax Receivable Agreement. The Participating Partners, the Company and Company Topco shall have entered into a tax receivable agreement (the “Tax Receivable Agreement”) with terms and conditions substantially similar to those in the agreed precedent document identified on Exhibit F.

(j) Fourth A&R LLCA. The Company shall have adopted a Fourth A&R LLCA Partners containing terms and conditions substantially similar to those in the agreed precedent document identified on Exhibit G.

Section 9.04 Tax Deliverables.

(a) (i) At the Closing, the Company shall deliver to Company Topco a certificate dated as of the Closing Date which complies with the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i), and (ii) as part of the Letter of Transmittal, and in accordance with the procedures provided in Section 3.01(b), each Company Holder (or, if such Company Holder is classified as an entity disregarded as separate from another person, then by such other person), shall deliver either (A) a duly executed IRS Form W-9 dated as of the Closing Date, or (B) a duly executed applicable IRS Form W-8 and a duly executed certification pursuant to Section 1446(f) and Treasury Regulations Section 1.1446(f)-2(b)(6)(i), each dated as of the Closing Date.

(b) At the Closing, each Company Holder that is entitled to receive unvested shares of Class A Common Stock (for the avoidance of doubt, other than as part of the Earnout Consideration) pursuant to this Agreement shall deliver to Company Topco a copy of an election under Section 83(b) of the Code with respect to such shares of Class A Common Stock, in a form to be mutually agreed to by the parties, that has been properly completed and filed with the IRS.

Article X.

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Company Approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Good Works, as follows:

(a) by mutual written consent of Good Works and the Company; or

(b) by either Good Works or the Company if the Effective Time shall not have occurred prior to January 31, 2023 (as extended in accordance with this Agreement, the “Outside Date”); or

(c) by either Good Works or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Mergers; or

(d) by either Good Works or the Company if any of the Good Works Proposals shall fail to receive the Required Good Works Shareholder Approval at the Good Works Shareholders’ Meeting;

(e) by Good Works if any of the representations or warranties set forth in Article IV shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company, set forth in this Agreement, such that the conditions set forth in Sections 9.02(a) or 9.02(b) would not be satisfied (“Terminating Company Breach”); provided Good Works is not then in breach of their respective representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 9.03(a) or Section 9.03(b) from being satisfied; provided further that, if such Terminating Company Breach is curable by the Company, Good Works may not terminate this Agreement under this Section 10.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by Good Works to the Company and (y) the Outside Date;

(f) by the Company if any of the representations or warranties set forth in Article VI shall not be true and correct or if Good Works has failed to perform any covenant or agreement on the part of Good Works, as applicable, set forth in this Agreement such that the conditions set forth in Sections 9.03(a) or 9.03(b) would not be satisfied (“Terminating Good Works Breach”); provided that the Company is not then in breach of their representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 9.02(a) or Section 9.02(b) from being satisfied; provided, however, that, if such Terminating Good Works Breach is curable by Good Works, the Company may not terminate this Agreement under this Section 10.01(f) for so long as Good Works continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x)  thirty (30) days after written notice of such breach is provided by the Company to Good Works and (y) the Outside Date;

(g) by Good Works, if the Company does not deliver, or cause to be delivered to Good Works, the Written Consent in accordance with this Agreement on or prior to the Written Consent Deadline;

(h) by the Company, (i) if the Private Placement has not raised at least $13,000,000 in principal amount by November 21, 2022 or (ii) if the Private Placement has not raised at least $25,000,000 in principal amount by December 15, 2022; or

(i) by the Company, if at any time, after the date hereof and prior to the Effective Time, Good Works fails to keep the Good Works Common Stock and Good Works Warrants listed for trading on the Nasdaq Stock Market.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no Liability or obligation under this Agreement on the part of any Party hereto, except as set forth in Section 8.03(a), Section 8.03(b), this Section 10.02 or Article XI, and any corresponding definitions set forth in Article I, (to the extent relating to the foregoing) which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 10.01 shall not affect (i) any Liability on the part of any Party for any willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Confidentiality Agreement or any Transaction Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Section 10.03 Expenses. Except as set forth in this Section 10.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or other Transactions are consummated; provided that if the Closing shall occur, Good Works shall pay or cause to be paid, as soon as reasonably practicable upon consummation of the Merger and release of proceeds from the Trust Account, the unpaid Company Expenses and the unpaid Good Works Expenses.

Section 10.04 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 10.05 Waiver. At any time prior to the Effective Time, (a) Good Works may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Good Works, (ii) waive any inaccuracy in the representations and warranties of Good Works contained herein or in any document delivered by Good Works pursuant hereto and (iii) waive compliance with any agreement of Good Works or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Article XI.

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to Good Works:

Good Works II Acquisition Corp.
4265 San Felipe, Suite 603

Houston, Texas 77027
Attention: Cary Grossman
Email: cgrossman@shorelinecapitaladvisors.com

Tel: (713) 204-3873

with a copy to:

ArentFox Schiff LLP

1717 K Street NW

Washington, D.C. 20006
Attention: Ralph De Martino, Esq.
Tel: (202) 724-6848

if to the Company:

Direct Biologics, LLC

5301 Southwest Parkway, Suite 415

Austin, TX 78735
Attention: John Vacalis
Email: jvacalis@directbiologics.com

with a copy to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Benjamin K. Marsh

Section 11.02 Nonsurvival of Representations, Warranties and Covenants. Other than the representations, warranties, covenants, set forth in Section 3.01, Section 4.25 and, Section 6.17, each of which shall survive following the Effective Time, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI and any corresponding definitions set forth in Article I.

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other Parties hereto.

Section 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to ANY LITIGATION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. Each of the parties hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this SECTION 11.07.

Section 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

Section 11.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 11.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 11.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Section 11.12 Company Holders’ Representative

(a) Each Company Holder irrevocably constitutes and appoints John Vacalis as the “Company Holders’ Representative”, such Company Holder’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes him acting for such Company Holder and in such Company Holder’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, as fully to all intents and purposes as such Company Holder might or could do in person, including to:

(i) take any and all actions (including, without limitation, executing and delivering any documents or amendments, incurring any costs and expenses on behalf of the Company Holders) and make any and all determinations which may be required or permitted in connection with the implementation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

(ii) give and receive notices and communications under this Agreement and the Ancillary Agreements;

(iii) negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Good Works or its Affiliates arising out of or in respect of this Agreement or the Ancillary Agreements;

(iv) retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby; and

(v) to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing or that is, in the opinion of the Company Holders’ Representative, necessary or advisable to effectuate the foregoing.

(b) Each of the Company Holders acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Company Holders’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Company Holders’ Representative, such Company Holder shall be bound by such documents as fully as if such Company Holder had executed and delivered such documents.

(c) Upon the death, disability or incapacity of the initial Company Holders’ Representative appointed pursuant to 12.12(a), each of the Company Holders acknowledges and agrees then such Person as is appointed by the Company Holders who held a majority of the outstanding Company Equity Securities immediately prior to the Closing shall be the Company Holders’ Representative. The Company Holders’ Representative may resign at any time; provided that it must provide the Company Holders who held a majority of the Company Equity Securities immediately prior to Closing thirty (30) days’ prior written notice of such decision to resign. The Company Holders’ Representative shall not receive compensation for service in such capacity. The designation of any Person as the Company Holders’ Representative is and shall be coupled with an interest, and, except as set forth in this Section 11.12, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Company Holders.

(d) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Company Holders’ Representative in connection herewith shall be absolutely and irrevocably binding upon the Company Holders as if such Person had taken or not taken such action, exercised such rights, power or authority or made such decision or determination in its own capacity, and Good Works may rely upon such action, exercise of right, power, or authority or such decision or determination of the Company Holders’ Representative as the action, inaction, exercise, right, power, or authority, or decision or determination of such Person, and no Company Holder shall have the right to object, dissent, protest or otherwise contest the same. Good Works is hereby relieved from any liability to any Person for any acts done by the Company Holders’ Representative and any acts done by Good Works in accordance with any decision, act, consent or instruction of the Company Holders’ Representative.

[Signature Page Follows.]

IN WITNESS WHEREOF, Good Works, Company Topco, the Company Merger Sub, DRE LLC and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOOD WORKS II ACQUISITION CORP.

By	/s/ Cary Grossman
Name:	Cary Grossman
Title:	President

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, Good Works, Company Topco, the Company Merger Sub, DRE LLC and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIRECT BIOLOGICS, LLC

By	/s/ Mark Adams
Name:	Mark Adams
Title:	Chief Executive Officer

DB Merger Sub, Inc.

By	/s/ Mark Adams
Name:	Mark Adams
Title:	Chief Executive Officer

Direct Biologics, Inc.

By	/s/ Mark Adams
Name:	Mark Adams
Title:	Chief Executive Officer

DB DRE LLC

By	/s/ Mark Adams
Name:	Mark Adams
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIRECT BIOLOGICS, INC.

Direct Biologics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Direct Biologics, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was [●] (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on [●] (the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Direct Biologics, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is [●] shares of stock, of which (i) [●] shares shall be a class designated as Class A common stock, par value $[0.001] per share (the “Class A Common Stock”), (ii) [●] shares shall be a class designated as Class B common stock, par value $[0.001] per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) [●] shares shall be a class designated as undesignated preferred stock, par value $[0.001] per share (the “Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Preferred Stock):

(a) except as may otherwise be provided in this Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. The holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL;

(b) subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof, the holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively);

(c) in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation; and

(d) shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Fourth Amended and Restated Limited Liability Company Agreement of Direct Biologics, LLC, dated as of [●], 2023, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its or its affiliates’ obligations in respect of any such redemption of Class B Common Stock pursuant to the LLC Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class B Common Stock upon such redemption, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such redemption shall, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. All Class B Common Stock redeemed shall be cancelled.

B. PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

3. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The term of office of the initial Class I directors shall expire at the [2024] annual meeting of stockholders (the “Class I Directors”), the initial term of office of the second class to expire at the [2025] annual meeting of stockholders (the “Class II Directors”), and the initial term of office of the third class to expire at the [2026] annual meeting of stockholders (the “Class III Directors”), with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

3. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

4. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

1. Directors. To the fullest extent permitted by the DGCL, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Officers. To the fullest extent permitted by the DGCL, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article VII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

3. Amendment or Modification. Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or Officer, as applicable, at the time of such amendment, repeal or modification.

ARTICLE VIII

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

* * *

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this ____ day of __________, 2023.

DIRECT BIOLOGICS, INC.

By:
Name:
Title:

Exhibit B

Form of Bylaws

AMENDED AND RESTATED BYLAWS OF

DIRECT BIOLOGICS, INC.

(the “Corporation”)

ARTICLE I

STOCKHOLDERS

SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States that is fixed by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time, before or after the notice for such meeting has been sent to the stockholders, by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice of the Annual Meeting provided for in this Bylaw, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2), (3) and (4) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the Corporations first Annual Meeting to be held in [2024], a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth or include:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Corporation that are held of record or are beneficially owned by the nominee or their affiliates or associates and any Synthetic Equity Interest (as defined below) held or beneficially owned by the nominee or their affiliates or associates, (iv) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (v) a questionnaire with respect to the background and qualifications of the nominee completed by the nominee in the form required by the Corporation (which questionnaire shall be provided by the Secretary upon written request), (vi) a representation and agreement in the form required by the Corporation (which form shall be provided by the Secretary upon written request) that: (a) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (b) such proposed nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation; (c) such proposed nominee would, if elected as a director, comply with all applicable rules and regulations of the exchanges upon which shares of the Corporation’s capital stock trade, all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors, and applicable fiduciary duties and other obligations under state law and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (d) intends to serve as a director for the full term for which he or she is to stand for election; (e) such proposed nominee will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and (f) will promptly provide to the Corporation such other information as it may reasonably request; and (vii) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii), as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of their affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of their affiliates or associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of their affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (1) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person or any of their affiliates or associates, (2) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (3) whether or not such Proposing Person, any of their affiliates or associates and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person or any of their affiliates or associates has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person or any of their affiliates or associates that are separated or separable from the underlying shares of the Corporation, (e) any performance-related fees (other than an asset-based fee) to which such Proposing Person or any of their affiliates or associates, directly or indirectly, is entitled to receive based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation, or any Synthetic Equity Interests, (f)(1) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for (i) the formulation of and decision to propose the director nomination or business to be brought before the meeting and (ii) making voting and investment decisions on behalf of the Proposing Person (irrespective of whether such person or persons have “beneficial ownership” for purposes of Rule 13d-3 of the Exchange Act of any securities owned of record or beneficially by the Proposing Person) (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person and, the qualifications and background of such Responsible Person or (2) if such Proposing Person is a natural person, the qualifications and background of such natural person, (g) any equity interests or any Synthetic Equity Interests in any principal competitor of the Corporation beneficially owned by such Proposing Person or any of their affiliates or associates, (h) any direct or indirect interest of such Proposing Person or any of their affiliates or associates in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, without limitation, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (i) any pending or threatened litigation in which such Proposing Person or any of their affiliates or associates is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (j) any material transaction occurring during the prior twelve months between such Proposing Person or any of their affiliates or associates, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, and (k) any other information relating to such Proposing Person or any of their affiliates or associates that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (l) are referred to, collectively, as “Material Ownership Interests”); provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(D) (i) a description of all agreements, arrangements or understandings to which any Proposing Person or any of their affiliates or associates is a party (whether the counterparty or counterparties are a Proposing Person or any affiliate or associate thereof, on the one hand, or one or more other third parties, on the other hand, (including any proposed nominee(s)) (a) pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders or (b) entered into for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s) and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement (i) that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, (a) will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least 67 percent of the voting power of all of the shares of capital stock of the Corporation entitled to vote on the election of directors or (b) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, as applicable, (iii) providing a representation as to whether or not such Proposing Person intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 promulgated under the Exchange Act, and (iv) that the stockholder will provide any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (such statement, the “Solicitation Statement”).

For purposes of this Article I, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” or securities lending agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of, or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit, or share in any profit, or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting). For the avoidance of doubt, the obligation to update as set forth in this Section 2(a)(3) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder, or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors, and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including, but not limited to, Rule 14a-19 of the Exchange Act, with respect to the matters set forth in this Bylaw. If a stockholder fails to comply with any applicable requirements of the Exchange Act, including, but not limited to, Rule 14a-19 promulgated thereunder, such stockholder’s proposed nomination or proposed business shall be deemed to have not been made in compliance with this Bylaw and shall be disregarded. Nothing in this Bylaw shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock (as defined in the Certificate (as defined below)) to elect directors under specified circumstances.

(6) Further notwithstanding the foregoing provisions of this Bylaw, unless otherwise required by law, if any Proposing Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for any proposed nominee of such Proposing Person. Upon request by the Corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proposing Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(7) The number of nominees a stockholder may nominate for election at the Annual Meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the Annual Meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such Annual Meeting.

SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Article I, Section 2 of these Bylaws shall govern such special meeting.

SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

(b) Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule or cancel any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I.

(e) When any meeting is convened, the presiding officer or the stockholders present or represented by proxy at such meeting may adjourn the meeting from time to time for any reason, regardless of whether a quorum is present, to reconvene at any other time and at any place at which a meeting of stockholders may be held under these Bylaws. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with this Section 4; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice.

SECTION 5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these Bylaws, at each meeting of stockholders, the presence in person or by remote communication, if applicable, or represented by proxy, of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. Voting and Proxies. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section Article IV, Section 5 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8. Stockholder Lists. The Corporation shall prepare, no later than the tenth day before each Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date in the manner provided by law.

SECTION 9. Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairperson of the Board of Directors, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairperson of the Board of Directors or the Chairperson of the Board of Directors is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then a director or officer chosen by resolution of the Board of Directors shall act as Chairperson at all meetings of stockholders. The presiding officer or director at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or three inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

SECTION 2. Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors, provided the Board of Directors shall consist of at least one (1) member. The directors shall hold office in the manner provided in the Certificate.

SECTION 3. Qualification. No director need be a stockholder of the Corporation.

SECTION 4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate and applicable law.

SECTION 6. Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairperson of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the Chief Executive Officer. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

SECTION 9. Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, or the Chief Executive Officer or such other officer designated by the Chairperson of the Board, if one is elected, or the Chief Executive Officer. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting provided, however, that if the Chairperson of the Board or the Chief Executive Officer determines that it is otherwise necessary or advisable to hold the meeting sooner, then the Chairperson of the Board or the Chief Executive Officer, as the case may be, may prescribe a shorter time period for notice to be given personally or by telephone, facsimile, electronic mail or other similar means of communication. Such notice shall be deemed to be delivered when hand-delivered to such address; read to such director by telephone; deposited in the mail so addressed, with postage thereon prepaid, if mailed; or dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business that might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this Section 10, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.

SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of video conference, conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.

SECTION 14. Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairperson of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairperson of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees. The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers to such committee(s) except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors. The Corporation elects to be governed by the provisions of Section 141(c)(2) of the DGCL.

SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III

Officers

SECTION 1. Enumeration. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Treasurer, a Secretary, a Chairperson of the Board and such other officers as the Board of Directors may determine. Any number of offices may be held by the same person. The salaries and other compensation of the officers of the Corporation will be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.

SECTION 2. Election. The Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting.

SECTION 3. Qualification. No officer need be a stockholder or a director.

SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

SECTION 5. Resignation and Removal. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

SECTION 6. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 7. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 8. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 9. Chairperson of the Board. The Chairperson of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate. If the Chief Executive Officer is also a member of the Board, the Chief Executive Officer shall, in the absence of or because of the inability to act of the Chairperson of the Board, perform all duties of the Chairperson of the Board and preside at all meetings of stockholders and of the Board.

SECTION 11. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 12. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 13. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

SECTION 15. Representation of Shares of Other Corporations. The Chief Executive Officer of this Corporation, or any other person authorized by the Board of Directors, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

SECTION 16. Bonded Officers. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including without limitation a bond for the faithful performance of his or her duties and for the restoration to the Corporation of all property in his or her possession or under his or her control belonging to the Corporation.

ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3. Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

SECTION 4. Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

SECTION 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 6. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

SECTION 7. Lock-Up.

(a) Subject to Article IV, Section 7(b) below, the holders (the “Lock-up Holders”) of common stock of the Corporation, par value of $0.001 per share (“Common Stock”) issued (i) to the shareholders of Direct Biologics, LLC immediately prior to the date hereof as consideration pursuant to which, through a series of steps, the Corporation shall acquire all of the outstanding interests in Good Works II Acquisition Corp., a Delaware corporation (“Good Works”) and Direct Biologics, LLC (“Direct Biologics”), with each of Good Works and Direct Biologics becoming wholly owned subsidiaries of the Corporation (such transactions, and all other transactions contemplated by the Business Combination Agreement by and among Good Works, the Corporation, DB Merger Sub, Inc., a Delaware corporation, DB DRE LLC, a Delaware limited liability company, and Direct Biologics, dated as of [•], 2022, together, the “Transactions”) or (ii) to directors, officers and employees of the Corporation upon the settlement or exercise of options or other equity awards outstanding as of immediately following the closing of the Transactions in respect of awards of Direct Biologics, LLC outstanding immediately prior to the closing of the Transactions (such shares referred to in this Article IV, Section 6(a)(ii), the “Equity Award Shares”), may not Transfer any Lock-up Shares until the Lock-Up Release Date (the “Lock-up”):

(b) Notwithstanding the provisions set forth in Article IV, Section 7(a), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) pursuant to a bona fide gift or charitable contribution; (ii) by will or intestate succession upon the death of a Lock-Up Holder; (iii) to any Permitted Transferee; (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; or (v) in the case of any Lock-Up Holder that is not a natural person, pro rata to the direct or indirect partners, members or shareholders of a Lock-Up Holder or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates in connection with the liquidation or dissolution thereof; or (vi) in the event of the Corporation’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the case of (i) through (vi), the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of these Bylaws in form and substance reasonably satisfactory to the Corporation, including the transfer restrictions set forth in this Article IV, Section 7.

(c) If any Lock-up Holder is granted a release or waiver from the Lock-Up provided in this Article IV, Section 7 (such holder a “Triggering Holder”), then each other Lock-up Holder shall also be granted an early release from its obligations hereunder or under any contractual lock-up agreement with the Corporation on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Transactions that are being released from the Lock-Up agreement multiplied by (ii) the total number of Lock-Up Shares held by such other Lock-Up Holder immediately following the consummation of the Transactions.

(d) For purposes of this Article IV, Section 7:

(1) the term “Lock-up Release Date” means the earliest of (A) the one year anniversary of the closing of the Transactions and (B) the date upon completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders of the Company having the right to exchange their Common Stock for cash, securities or other property; provided, that, (ii) the Lock-Up as to 50% of the Common Stock representing units issued in the private placement of the Company occurring on [•] (the “Private Placement”) shall expire one month from the closing of the Transactions and (ii) the Lock-Up as to the remaining 50% of the Common Stock representing units issued in the Private Placement shall expire two month from the closing of the Transactions. Notwithstanding the foregoing, if, subsequent to the closing of the Transactions, the last reported sale price of the Class A Common Stock of the Corporation equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period commencing at least 90 days after the closing of the Transactions, the Lock-Up will be released as to 33.33% of the Lock-up Shares and (ii) if the last sale price of the Class A Common Stock of the Corporation equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 90 days, the Lock-Up will be released as to 50.00% of the Lock-up Shares. In furtherance of the foregoing, the Corporation hereby agrees to (i) place a revocable stop order on all Lock-up Shares subject to Section 7(b) above, including those which may be covered by a registration statement, and (ii) notify the Corporation’s transfer agent in writing of such stop order and the restrictions on such Lock-up Shares under Section 7(b) and direct the Corporation’s transfer agent not to process any attempts by any Lock-up Holder to Transfer any such shares except in compliance with this Section 7(d);

(2) the term “Lock-up Shares” means the shares of Common Stock held by the Lock-up Holders immediately following the closing of the Transactions (other than shares of Class A Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Class A Common Stock occurs on or after the closing of the Transactions) and the Equity Award Shares;

(3) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Article IV, Section 7(b); and

(4) the term “Transfer” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

ARTICLE V

Indemnification

SECTION 1. Definitions. For purposes of this Article V:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of the State of Delaware or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right that any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

SECTION 11. Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the executive committee of the Board of Directors may authorize.

SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the President or the Treasurer may waive notice of, and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Corporate Records. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Certificate, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or these Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that this sentence will not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Exchange Act, or the respective rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of Bylaws.

(a) Amendment by Directors. Except as provided otherwise by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b) Amendment by Stockholders. Except as otherwise provided herein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least not less than two-thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 10. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Adopted ___________, _____ and effective as of ___________, ______.

Exhibit C

CONFIDENTIAL

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of [●], 2022, by and among Direct Biologics, LLC, a Wyoming limited liability company (the “Company”), and each of the undersigned holders (together with each such holder who executes a signature page to this Agreement after the date hereof, the “Holders”). Each of the Company and the Holder are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, on October 12, 2022, Good Works Acquisition Corp., a Delaware corporation (“Good Works”), Direct Biologics, Inc., a Delaware corporation (“Company Topco”), DB Merger Sub, a Delaware corporation, DB DRE LLC, a Delaware limited liability company, and the Company, have entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Good Works will become a wholly-owned subsidiary of Company Topco on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Holders are is the owners of the number and type of Company Equity Securities set forth on Schedule A hereto (together with any other Company Equity Securities that the Holder acquires after the date hereof, collectively, the “Subject Shares”) and have sole voting power with respect to the number and type of the Company Equity Securities indicated opposite such Holder’s name on Schedule A hereto (or, in the case of any Holder who executes a signature page to this Agreement after the date hereof, attached to such Holder’s signature page);

WHEREAS, in consideration for the benefits to be received by the Holder under the terms of the Business Combination Agreement and as a material inducement to Good Works and the other parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement pursuant to which such Holder will directly or indirectly receive a material benefit, the Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that Good Works, the Company and the other parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Holder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Holder Consent and Related Matters.

(a) As promptly as reasonably practicable (and in any event within ten (10) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Holder shall duly execute, and become party to, a true and correct copy of an irrevocable written consent to be delivered by the Company to Good Works approving the Business Combination Agreement, the Mergers, the Contribution, the Allocation Schedule, the Transaction Documents to which the Company is or will be a party and the Transactions in the form of Exhibit G to the Business Combination Agreement, and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Business Combination Agreement in respect of the Subject Shares. Without limiting the generality of the foregoing, prior to the Closing, the Holder shall vote (or cause to be voted) its Company Equity Securities against and/or withhold consent with respect to (A) any Alternative Transaction or (B) any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, representation or warranty or any other agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 9.01 or 9.03 of the Business Combination Agreement not being satisfied.

(b) Without limiting any other rights or remedies of the Company, the Holder hereby irrevocably appoints the Company or any individual designated by the Company as the Holder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Holder, to attend on behalf of the Holder any meeting of the Company’s shareholders with respect to the matters described in Section 1(a), to include the Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the Company’s shareholders, to vote (or cause to be voted) the Subject Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company’s shareholders or any action by written consent by the Company’s shareholders (including the Written Consent), in each case, in the event that the Holder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Holder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Holder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Holder and shall revoke any and all prior proxies granted by the Holder with respect to the Subject Shares. The consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such consent by the proxyholder of the Subject Shares and a consent by the Holder of the Subject Shares (or any other Person with the power to vote the Subject Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Holder may vote the Subject Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

(d) Except as expressly set forth herein, no Holder shall enter into any agreement, understanding or arrangement (whether written or oral) with any Person to vote or give instructions in any manner inconsistent with this Section 1. Any such vote shall be cast, or consent shall be given, in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

(e) In the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like prior to the Closing (including the transactions contemplated by the Business Combination Agreement), the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction (including the securities received as result of the consummation of the Merger pursuant to the Business Combination Agreement).

2. Other Covenants and Agreements.

(a) The Holder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company or its affiliates and, from and after the Effective Time, Good Works and its affiliates shall have any further obligations or liabilities under each such agreement; provided, however, that the indemnification provisions that are contemplated to survive the agreement marked with an asterisk (*) on Schedule B shall survive such termination in accordance with their terms. Without limiting the generality of the foregoing, the Holder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b) The Holder shall be bound by, subject to, and afforded the benefits of, as applicable, (i) the Confidentiality Agreement, as if the Holder is directly party thereto, and 8.09 (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Holder is directly party thereto, and (ii) Section 8.04 (Exclusivity) and Section 7.03 (Claims against Trust Account) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Holder is directly party thereto.

(c) The Holder acknowledges and agrees that the Company, Good Works and the other parties are entering into the Business Combination Agreement in reliance upon the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company, Good Works and the other parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

3. Holder Representations, Warranties and Covenants. The Holder represents and warrants to the Company as follows:

(a) If the Holder is not an individual, the Holder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). If the Holder is an individual, the Holder has the authority to enter into, deliver and perform its obligations under this Agreement.

(b) If the Holder is not an individual, the Holder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Holder. If the Holder is an individual, the signature on this Agreement is genuine, and the Holder has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid, legal and binding agreement of the Holder (assuming that this Agreement is duly authorized, executed and delivered by the Company), enforceable against the Holder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Holder with respect to the Holder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Holder, the performance by the Holder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Holder is not an individual, result in any breach of any provision of the Holder’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any contract to which the Holder is a party, (iii) violate, or constitute a breach under, any order or applicable Law to which the Holder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Holder is the owner of the Subject Shares and has valid, good and marketable title to the Subject Shares, free and clear of all Liens (other than transfer restrictions under applicable securities Law or under any Company Organizational Document). Except for the Company Equity Securities set forth on Schedule A hereto, together with any other Company Equity Securities that the Holder acquires after the date hereof, which may only occur where Good Works has provided its prior written consent, the Holder does not own, beneficially or of record, any equity securities of the Company or its subsidiaries. Except as otherwise expressly contemplated by any Company Organizational Document and any related acknowledgement agreement existing on the date hereof and made available to the Company or that is entered into in accordance with the Business Combination Agreement, the Holder does not have the right to acquire any equity securities of the Company or its subsidiaries. The Holder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Shares and, except for this Agreement, the Business Combination Agreement and any Company Organizational Document, the Holder is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer any of the Subject Shares or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of any of the Subject Shares.

(f) There is no Proceeding pending or, to the Holder’s knowledge, threatened against the Holder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Holder, on his, her or its own behalf and on behalf of his, her or its officers, directors, employees, partners, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”), acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and (ii) he, she or it has been furnished with or given access to such documents and information about the Company and its business and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Agreements to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Agreements to which he, she or it is or will be a party, the Holder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Agreements to which he, she or it is or will be a party and no other representations or warranties of the Company (including, for the avoidance of doubt, none of the representations or warranties of the Company set forth in the Business Combination Agreement or any other Ancillary Document), any Nonparty Affiliate of the Company or any other Person, either express or implied, and the Holder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Agreements to which he, she or it is or will be a party, none of the Company, any Nonparty Affiliate of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

(i) Each Holder hereby agrees to be bound by and subject to Sections 8.03 (Confidentiality) and 8.09 (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Holder is directly party thereto.

4. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement, from and after the date hereof, the Holder agrees not to (a) Transfer any of the Subject Shares, (b) enter into (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer the Subject Shares or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of the Subject Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, disposition, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest or the underlying economic rights (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). Notwithstanding anything to the contrary herein, the Holder may from time to time Transfer any of the Subject Shares to its Affiliates without the Company’s prior written consent if, prior to such Transfer, such Affiliate enters into a joinder to this Agreement in a form reasonably acceptable to the Company (and any other Transfer shall be void ab initio).

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) Section 2(b)(i) (solely to the extent that it relates the Confidentiality Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 8.09 (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and (iv) Section 2(b)(ii) (solely to the extent that it relates to Section 7.03 (Claims Against Trust Account) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Holder makes no agreement or understanding herein in any capacity other than in such Holder’s capacity as a holder of the Subject Shares, and not in such Holder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any Company Equity Plan, and (b) nothing herein will be construed to limit or affect any action or inaction by such Shareholder or any representative of such Shareholder serving as a member of the board of directors of the Company or as an officer, employee or fiduciary of any Blocker, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any Blocker.

7. No Recourse. Except for claims expressly provided in the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Nonparty Affiliate of the Company (other than the Holder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Nonparty Affiliate of Good Works, and (b) none of the Company, any Nonparty Affiliates of the Company (other than the Holder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Nonparty Affiliate of Good Works shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to the Company, to:

[redacted]

with a copy (which shall not constitute notice) to:

[redacted]

If to a Holder, to the address or facsimile number set forth under such Holder’s signature on the signature page hereto.

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the all of the Holders and the Company, or, in the case of a waiver, by the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Holder without Good Works’ prior written consent (to be withheld or given in its sole discretion).

11. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture. Each Holder agrees (severally with respect to itself and not jointly) that this Agreement and the obligations hereunder will attach to such Holder’s Shares and will be binding upon any Person to which legal or beneficial ownership of such Holder’s Shares passes, whether by operation of law or otherwise, including such Holder’s heirs, guardians, administrators or successors.

14. Miscellaneous. Sections 11.02 (Nonsurvival of Representations, Warranties and Covenants), 11.03 (Severability), 11.06 (Governing Law), 11.07 (Waiver of Jury Trial), 11.08 (Headings) and 11.09 (Counterparts) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

15. Parties Advised by Counsel. This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self-interest. In addition, each Party has had the opportunity to seek advice of legal counsel. This Agreement will not be interpreted or construed against any Party because that Party or any attorney or representative for that Party drafted or participated in the drafting of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

DIRECT BIOLOGICS, LLC

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

FOR AN INDIVIDUAL:

[HOLDER NAME]

FOR AN ENTITY:

[HOLDER NAME]

By:
Name:
Title:

Address for Notice:_____________________
Email for Notice:________________________
Facsimile for Notice:_____________________

[Signature Page to Transaction Support Agreement]

SCHEDULE A

[redacted]

Schedule A

SCHEDULE B

[●]

Schedule B

Exhibit D

Form of Amended and Restated Registration Rights Agreement

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among Direct Biologics, Inc., a Delaware corporation (the “Company”), and each of the persons listed under the heading “Holders” on the signature pages attached hereto (the “Holders,” and each individually, a “Holder”). Defined terms used but not specifically defined shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Good Works (as defined below), I-B Good Works 2, LLC, a Delaware limited liability company and certain undersigned parties (“Original RRA Holders”) thereto are party to that certain Registration Rights Agreement, dated July 9, 2021 (the “Original RRA”);

WHEREAS, Good Works II Acquisition Corp., a Delaware corporation (“Good Works”), the Company, DB Merger Sub, Inc., a Delaware corporation, DRE LLC, a Delaware limited liability company, and Direct Biologics, LLC, a Wyoming limited liability company (“Direct Biologics”) entered into that certain Business Combination Agreement, dated as of October 12, 2022 (the “Business Combination Agreement”), pursuant to which, through a series of steps, the Company shall acquire all of the outstanding interests in Good Works and Direct Biologics, with each of Good Works and Direct Biologics becoming wholly owned subsidiaries of the Company (such transactions, and all other transactions contemplated by the Business Combination Agreement, together, the “Transactions”);

WHEREAS, certain Holders may receive Earnout Consideration pursuant to the Business Combination Agreement;

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, the Company Holders were issued Common Stock of the Company;

WHEREAS, pursuant to Section 5.5 of the of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of Good Works and at least a majority in interest of the Registrable Securities (as defined in the Original RRA) of the Original RRA Holders; and

WHEREAS, Good Works, the Sponsor and the Original RRA Holders desire to terminate the Original RRA in its entirety and to enter into this Agreement, pursuant to which Good Works shall grant the Holders (which includes the Original RRA Holders) certain registration rights with respect to the securities of the Company, and terminate the Original RRA.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) either (A) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (B) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all action as necessary to as expeditiously as possible make such determination and conclude such investigation or inquiry.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Class A Common Stock” shall mean the Company’s Class A common stock, par value $[0.001].

“Class B Common Stock” shall mean the Company’s Class B common stock, par value $[0.001].

“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock, collectively.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted under this Agreement or under applicable law to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Class A Common Stock that may be delivered (x) in connection with the Transactions, (y) upon redemption of, or in exchange for, units of Direct Biologics held by Holders or (z) in exchange for shares of Class B Common Stock held by Holders; (b) any Additional Holder Common Stock; and (c) any other equity security of the Company or any of its subsidiaries issued or issuable in exchange for Class A Common Stock by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities having become effective under the Securities Act and having been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer having been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities having ceased to be outstanding; (D) such securities having been able to be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities having been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities having been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);

(C) printing, messenger, telephone and delivery expenses;

(D) fees and disbursements of counsel for the Company;

(E) fees and disbursements of all independent registered public accountants of the Company and any other persons, including special experts, retained by the Company, incurred in connection with such Registration;

(F) all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Holders, underwriters and dealers and all expenses incidental to delivery of the Registrable Securities;

(G) the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of Registrable Securities in an Underwritten Offering; and

(H) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. As soon as practicable but no later than thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder or group of Holders may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company will notify all Holders that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may demand not more than (i) one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 within any six (6) month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may affect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) filed in connection with a confidentially marketed public offering by the Company of primary shares, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities, subject to Section 5.7; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $20 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.8 or the waiver thereof by such Demanding Holder, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that such Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may make two (2) demands in respect of Block Trades pursuant to this Section 2.4. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request (including any comment letter from the Commission), and all such documents shall be subject to the review and reasonable comment of such counsel who shall, if requested, have a reasonable opportunity to participate in the preparation of such documents in order to facilitate the disposition of the Registrable Securities owned by such Holders. The Company shall not file any such Registration Statement or Prospectus, or any amendment or supplement thereto, to which a majority-in-interest of the Holders of Registrable Securities included in such Registration or their respective counsels shall reasonably object in writing on a timely basis;

3.1.3 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.4 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the Nasdaq Stock Market (or such other securities exchange or market on which the Class A Common Stock is then listed or quoted);

3.1.5 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.6 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.7 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.8 as promptly as practicable notify the Holders in writing upon any of the following events: (A) the filing of the Registration Statement, any Prospectus and any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the Registration Statement or any Prospectus or for additional information; (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (D) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.1.13 below cease to be true and correct in any material respect, provided that notice shall only be required if required to be given to the underwriters pursuant to such underwriting agreement; and (E) at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.9 in the event of an Underwritten Offering, (A) permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information and (B) cause the officers, directors and employees of the Company and its subsidiaries (and use its commercially reasonable efforts to cause its auditors) to participate in customary due diligence calls;

3.1.10 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.11 in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain a customary opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.12 in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the Underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Article IV hereof with respect to the Underwriters and all parties to be indemnified pursuant to said Article except as otherwise agreed by the majority-in-interest of the participating Holders and (C) deliver such documents and certificates as are reasonably requested by the majority-in-interest of the participating Holders, their counsel and the Underwriters to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;

3.1.13 in the event of any Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

3.1.16 cooperate with the participating Holders and the Underwriters, if any, to facilitate the timely preparation and delivery of certificates (if such securities are certificated and which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or Underwriters may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates (if such securities are certificated);

3.1.17 cooperate with each participating Holder and Underwriter, if any, and their respective counsels in connection with any filings required to be made with FINRA; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been selected as an Underwriter, broker, sales agent or placement agent, as applicable, with respect to the applicable Underwritten Offering or other offering involving a registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; or (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice) or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that a Holder exercises a demand right pursuant to Section 2.1 and the related offering is expected to, or may, occur during a quarterly earnings blackout period of the Company (such blackout periods determined in accordance with the Company’s written insider trading compliance program adopted by the Board), the Company and such Holder shall act reasonably and work cooperatively in view of such quarterly earnings blackout period.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure or (b) be seriously detrimental to the Company and as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose; provided, that in the event of an Adverse Disclosure in respect of clause (iii)(B) of the definition thereof, any such delay or suspension shall not in any event exceed 15 days. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 (a) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 and, (b) during the period starting with the date fifteen (15) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date forty five (45) days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, members and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, partners, members and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and reasonable expenses of investigation) arising out of, resulting from or based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any Holder Information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party through the forfeiture of substantive rights or defenses) and in no event shall such failure relieve the indemnifying party from any other liability that it may have to such indemnified party. and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article IV for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense or, having assumed such defense, has not conducted the defense of such claim actively and diligently or (iii) the named parties in any such proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, in which case the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel, in addition to any local counsel (for the avoidance of doubt, for all indemnified parties in connection therewith). If such defense is assumed, (A) the indemnifying party shall keep the indemnified party informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such indemnified party copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such indemnified party and their respective counsels to confer with the indemnifying party and its counsel with respect to the conduct of the defense thereof, and permit indemnified party and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission and (B) the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). In any action hereunder as to which the indemnifying party has assumed the defense thereof with counsel satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof. No indemnifying party shall, without the prior written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault, culpability or failure to act on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation that shall be in form and substance satisfactory to such indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds actually received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

4.1.6 The obligations of the parties under this Article IV shall be in addition to any liability which any party may otherwise have to any other party.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

5.7 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate, with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.2 and 3.5 and Articles IV and V shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

5.13 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Direct Biologics, Inc.
a Delaware corporation

By:
Name:
Title:

HOLDERS:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [●] (as the same may hereafter be amended, the “Registration Rights Agreement”), among Direct Biologics, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [________].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

Direct Biologics, Inc.

By:
Name:
Its:

Exhibit E

Form of Written Consent

(Intentionally Omitted)

E-1

Exhibit F

AGREED PRECEDENT of Tax Receivable Agreement

Tax Receivable Agreement of Nerdy Inc. included as Annex L to the form S-4 of TPG Pace Tech Opportunities Corp. dated March 19, 2021

F-1

EXHIBIT G

AGREED PRECEDENT OF FOURTH A&R LLCA

Second A&R LLCA of Opco included as Annex G to the Form S-4 of TPG Pace Tech Opportunities Corp. dated March 19, 2021

G-1

Schedule A

Company Knowledge Parties

1.	Mark Adams

2.	Joe Schmidt

3.	John Vacalis

4.	Jeff Mims

Schedule A-1

Schedule B

Key Company Holders

Schedule B-1